UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ⌧
Filed by a Party other than the Registrant □
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyft, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
LYFT, INC.
185 BERRY ST., SUITE 400
SAN FRANCISCO, CALIFORNIA 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at [•] [.m.] Pacific Time on [•], [•] [•], 2025
Dear Stockholders of Lyft, Inc.:
We cordially invite you to attend the 2025 annual meeting of stockholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) of Lyft, Inc., a Delaware corporation (“Lyft”), to be held on [•] [•], 2025 at [•] Pacific Time. The Annual Meeting will be held at [•].
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.    The election of four Class III directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
2.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
3.    The approval of, on an advisory basis, the compensation of our named executive officers;
4. To vote upon a stockholder proposal, if properly presented; and

5.    Such other business as may properly come before the Annual Meeting.
Our board of directors (our “Board”) has fixed the close of business on [•] [•], 2025 as the record date for the Annual Meeting. Only stockholders of record on [•] [•], 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: [•]. [You will be asked to enter the [•]-digit control number located on your WHITE proxy card or WHITE voting instruction card.]
We appreciate your continued support of Lyft.
By order of the Board of Directors,
Logan Green
Co-Founder and Board Chair
San Francisco, California
[•] [•], 2025

YOUR VOTE IS VERY IMPORTANT

Your vote is especially important at the Annual Meeting. Engine Capital LP (together with its affiliates, “Engine Capital”), which owns less than 1% of our capital stock, has provided notice that it intends to nominate two candidates for election as directors at the Annual Meeting in opposition to certain of the nominees recommended by our Board. You may receive a proxy statement, [color] proxy card and other solicitation materials from Engine Capital asking you to vote for their candidates. These materials are not from Lyft and we are not responsible for the accuracy of any information provided by, or relating to, Engine Capital or its nominees contained in any materials filed or disseminated by, or on behalf of, Engine Capital.

Our Board strongly urges you NOT to sign or return any [color] proxy card or voting instruction form sent to you by Engine Capital, even as a protest vote. Our Board strongly urges you NOT to sign or return any [color] proxy card or voting instruction form sent to you by Engine Capital, even as a protest vote. If you have previously submitted a [color] proxy card or voting instruction form, you can revoke that proxy or form at any time by signing, dating and mailing the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or following the instructions on the enclosed WHITE proxy card or WHITE voting instruction form to vote via the Internet or by telephone. Voting your shares by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

Your Board unanimously recommends a vote “FOR” each of Lyft’s director nominees (Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson) and in accordance with your Board’s recommendation on all other proposals.

This year, your proxy card or voting instruction form looks different. As a result of Engine Capital’s actions, your proxy card or voting instruction form has more names on it than there are seats up for election. Please carefully review the proxy card or voting instruction form and only vote “FOR” the nominees and proposals recommended by your Board.

If you have any questions or require assistance with voting your WHITE proxy card or WHITE voting instruction form, please contact our proxy solicitation firm, Innisfree M&A Incorporated:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022

Stockholders may call toll-free at (877) 750-0926
Banks and brokers may call collect at (212) 750-5833

Note About Forward-Looking Statements	73
Fiscal Year 2024 Annual Report and SEC Filings	73
APPENDIX A	74
GAAP to Non-GAAP Reconciliations	76
APPENDIX B	78

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

LYFT, INC.
PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at [•] [.m.] Pacific Time on [•], [•] [•], 2025
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of Lyft, Inc., a Delaware corporation (the “Company” or “Lyft”), and any postponements, adjournments or delays thereof (the “Annual Meeting”). The Annual Meeting will be held on [•] [•], 2025 at [•] Pacific Time. The Annual Meeting will be held at [•].

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THIS PROXY STATEMENT AND SIGN, DATE AND MAIL YOUR WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM OR SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?
You are being asked to vote on:
•the election of four Class III directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
•a proposal to approve of, on an advisory basis, the compensation of our named executive officers;
•a stockholder proposal regarding an assessment of Lyft’s use of artificial intelligence, if properly presented at the Annual Meeting; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of each of the Class III director nominees of our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson;

•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
•“FOR” the approval of, on an advisory basis, the compensation of our named executive officers; and
•“AGAINST” the stockholder proposal regarding an assessment of Lyft’s use of artificial intelligence.

Please carefully review the WHITE proxy card or WHITE voting instruction form and only vote “FOR” the nominees and proposals recommended by our board of directors.

Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on [•] [•], 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were [•] shares of our Class A common stock outstanding and [•] shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B common stock is entitled to 20 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the enclosed WHITE proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and this proxy statement was forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow the procedures of your broker, bank or nominee for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote (i) “FOR” for a director nominee or (ii) “WITHHOLD” for a director nominee.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative “For”

vote of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval of, on an advisory basis, the compensation of our named executive officers requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•Proposal No. 4: The stockholder proposal regarding an assessment of Lyft’s use of artificial intelligence, if properly presented at the Annual Meeting, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares or voting power required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet by following the instructions on the enclosed WHITE proxy card;
•by toll-free telephone by following the instructions on the enclosed WHITE proxy card;
•by signing, dating and return the enclosed WHITE proxy card; or
•by attending the Annual Meeting and voting by ballot.
If you have any questions or need assistance voting, please contact Innisfree M&A Incorporated, our proxy solicitor in connection with the Annual Meeting. Stockholders may call toll-free at (877) 750-0926. Banks and brokers may call collect at (212) 750-5833.
This year, your proxy card or voting instruction form looks different. As a result of the actions of Engine Capital LP (together with its affiliates, “Engine Capital”), your proxy card or voting instruction form has more names on it than there are seats up for election. Please carefully review the proxy card or voting instruction form and only vote “FOR” the nominees and proposals recommended by your Board.

If you are a street name stockholder, you will receive a WHITE voting instruction form from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares by ballot at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Regardless of how you hold your shares, voting by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Lyft, Inc., in writing, at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107; or
•attending and voting by ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
The Annual Meeting will be held at [•]. You are entitled to attend the Annual Meeting only if you were a stockholder as of the record date, a proxy holder for such a stockholder, or an invited guest of the Company. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification for admittance, such as a passport or driver’s license. Street name stockholders will need proof of ownership as of the record date to be admitted to the Annual Meeting, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, dealer or other nominee, or similar evidence of ownership. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting. If you do not comply with each of the foregoing requirements, you will not be admitted to the Annual Meeting.

Who counts the votes?
Our independent inspector of elections, [•], will tabulate the votes cast by proxy and in person at the Annual Meeting.

Who is Engine Capital? How are they involved in the Annual Meeting?
Engine Capital is a New York-based hedge fund and activist investor that owns less than 1% of our common stock. Engine Capital has notified us that it intends to nominate two candidates for election as directors at the Annual

Meeting in opposition to certain of the nominees recommended by our board of directors. You may receive proxy solicitation materials from Engine Capital. We are not responsible for the accuracy or completeness of any information contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Engine Capital.
Our board of directors does NOT endorse any nominee of Engine Capital and unanimously recommends that you vote “FOR” the election of the individuals nominated by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote. Voting to “WITHHOLD” with respect to any of Engine Capital’s nominees on a [color] proxy card sent to you by Engine Capital is NOT the same as voting for the nominees recommended by our board of directors because a vote to “WITHHOLD” with respect to any of Engine Capital’s nominees will revoke any WHITE proxy card or WHITE voting instruction form that you have previously submitted.
If you have already voted using a [color] proxy card sent to you by Engine Capital, you can revoke it by: (i) executing and delivering a WHITE proxy card or WHITE voting instruction form, (ii) voting via the Internet using the Internet address on the WHITE proxy card or WHITE voting instruction form, (iii) voting by telephone using the toll-free number on the WHITE proxy card or WHITE voting instruction form or (iv) voting by ballot at the Annual Meeting. Only your latest-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you are a street name stockholder, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee holding your shares.

Our board of directors does NOT endorse the election of Engine Capital’s nominees and urges you to vote “FOR” only the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. You can best support the Company—and ensure our continued progress—by following the instructions on the WHITE proxy card or WHITE voting instruction form to vote “FOR” the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.

Why have I received different color proxy cards? What should I do if I receive a proxy card from Engine Capital?
Engine Capital has notified us that it intends to nominate two candidates for election as directors at the Annual Meeting in opposition to certain of the nominees recommended by our board of directors. As a result of Engine Capital’s activities, you may receive a [color] proxy card from Engine Capital.
We have provided you with the enclosed WHITE proxy card or WHITE voting instruction form. Our board of directors does NOT endorse any director nominee of Engine Capital and unanimously recommends that you vote “FOR” the election of the individuals nominated by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.
If Engine Capital proceeds with its nominations, we will likely conduct multiple mailings prior to the date of the Annual Meeting to ensure that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card or WHITE voting instruction form with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card or WHITE voting instruction form that you receive. Only the latest-dated proxy card you submit will be counted. If you wish to vote as recommended by our board of directors, then you should vote only the WHITE proxy card or WHITE voting instruction form.

Our board of directors does NOT endorse the election of Engine Capital’s nominees and urges you to vote “FOR” only the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. You can best support the Company—and ensure our continued progress—by following the instructions on the WHITE proxy card or WHITE voting instruction form to vote “FOR” the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.

Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

Yes. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring the use of a universal proxy card in contested director elections. Each of the Company and Engine Capital will use its own version of a universal proxy card containing the names of the individuals nominated by our board of directors—which individuals are Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson—and the individuals nominated by Engine Capital. Although the Company is required to include all nominees for election on its universal proxy card, we do NOT endorse any of the Engine Capital’s nominees. Our board of directors does NOT endorse any director nominee of Engine Capital and unanimously recommends that you vote “FOR” the election of the individuals nominated by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson.

Our board of directors does NOT endorse any director nominee of Engine Capital and unanimously recommends that you vote “FOR” the election of the individuals nominated by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote. Voting to “WITHHOLD” with respect to any of Engine Capital’s nominees on a [color] proxy card sent to you by Engine Capital is NOT the same as voting for the nominees recommended by our board of directors because a vote to “WITHHOLD” with respect to any of Engine Capital’s nominees will revoke any WHITE proxy card or WHITE voting instruction form that you have previously submitted. If you wish to vote, and, if you wish to vote as recommended by our board of directors, then you should vote only the WHITE proxy card or WHITE voting instruction form.

Our board of directors does NOT endorse the election of Engine Capital’s nominees and urges you to vote “FOR” only the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. You can best support the Company—and ensure our continued progress—by following the instructions on the WHITE proxy card or WHITE voting instruction form to vote “FOR” the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.

What happens if I return a WHITE proxy card but give voting instructions for fewer than four candidates?

If an undervote (that is, voting “FOR” with respect to fewer than four nominees on Proposal No. 1) occurs on a registered stockholder’s WHITE proxy card, the shares represented by that WHITE proxy card will be voted as marked. No discretionary authority is available to vote shares represented by an undervoted proxy card for the remaining director seats up for election.

What happens if I return a WHITE proxy card but give voting instructions for more than four candidates?

If an overvote (that is, voting “FOR” with respect to more than four nominees on Proposal No. 1) occurs on a registered stockholder’s WHITE proxy card, the shares represented by that WHITE proxy card will be invalid and will not be counted on Proposal No. 1. Votes on other matters on that WHITE proxy card can be counted, including for purposes of determining a quorum.

What happens if Engine Capital withdraws or abandons its solicitation or fails to comply with the new universal proxy rules, and I already granted proxy authority in favor of Engine Capital?

If Engine Capital withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted WHITE proxy card or WHITE voting instruction form.

If you do not revoke a proxy given in favor of one or more of the Engine Capital’s nominees prior to the Annual Meeting and Engine Capital abandons its solicitation or fails to comply with the requirements of the universal proxy rules or the Company’s amended and restated bylaws (by, for example, failing to solicit the requisite number of holders of the Company’s outstanding common stock), proxies solicited for Engine Capital’s nominees will be disregarded and not counted for purposes of determining whether there is a quorum at the Annual Meeting and will not be considered to have been voted for the director nominee(s) or any other proposals.

Our board of directors does NOT endorse the election of Engine Capital’s nominees and urges you to vote “FOR” only the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. You can best support the Company—and ensure our continued progress—by following the instructions on the WHITE proxy card or WHITE voting instruction form to vote “FOR” the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. David Risher, our Chief Executive Officer and Director, Erin Brewer, our Chief Financial Officer, and Lindsay Llewellyn, our Chief Legal Officer and Secretary, have been designated as proxy holders by our board of directors. When WHITE proxy cards or WHITE voting instruction forms are properly dated, signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the WHITE proxy cards or WHITE voting instruction form is dated and signed but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described in this proxy statement. If you sign and return your WHITE proxy card or WHITE voting instruction form, the proxy holders will vote your shares according to their discretion on any proposal to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our board of directors’ recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting and who is paying for that solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by email, by telephone or by other means of communication.

As a result of the proxy contest initiated by Engine Capital, we may incur substantial additional costs in connection with the solicitation of proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist us in the solicitation of proxies for a fee of up to $[•] plus out-of-pocket expenses. Innisfree expects that approximately [•] of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year may substantially exceed those normally spent for an annual meeting of stockholders. Such additional costs are expected to aggregate to approximately $[•], exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include: the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of common stock; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $[•] of these solicitation costs.

Other than persons described in this proxy statement, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, our employees, officers and directors may be asked to perform clerical or ministerial tasks in furtherance of the solicitation. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Because of the contested nature of the solicitation at the Annual Meeting, if you are street name stockholder, to the extent that your broker, bank or other nominee provides you with Engine Capital’s proxy materials, your broker, bank or other nominee may not, with respect to all proposals considered at the Annual Meeting, exercise discretion to vote your shares on your behalf without receiving your specific voting instructions. If, however, you are a street name stockholder and your broker, bank or other nominee does not provide you with Engine Capital’s proxy materials, , then the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, would be considered a routine matter and your broker, bank or other nominee would be able to exercise discretion to vote your shares on your behalf on that proposal without receiving your specific voting instructions, although it is possible that your broker, bank or other nominee may choose not to exercise such discretionary authority. If you are a street name stockholder, we strongly encourage you to instruct their broker, bank or other nominee to vote your shares by following the instructions on the WHITE voting instruction form.
Where can I find the voting results of the Annual Meeting?
We may announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

May I inspect the stockholder list?

For a period of 10 days prior to the Annual Meeting, a list of stockholders of record as of the record date will be available for examination by stockholders of record during normal business hours at the Company’s principal offices as long as the examination is for a purpose germane to the Annual Meeting..
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than [•] [•], 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Lyft, Inc.
Attention: Secretary
185 Berry St., Suite 400
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than [•] [.m.], Pacific Time, on [•] [•], 2026; and
•not later than [•] [.m.], Pacific Time, on [•] [•], 2026.
In the event that we hold the 2026 annual meeting of stockholders more than 25 days from the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than [•] [.m.], Pacific Time, on the 120th day before the 2026 annual meeting of stockholders and no later than [•] [.m.], Pacific Time, on the later of the following two dates:
•the 90th day prior to the 2026 annual meeting of stockholders; or
•the 10th day following the day on which public announcement (as defined in our amended and restated bylaws) of the date of the 2026 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates

Our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Whom do I contact if I have questions about the Annual Meeting?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders may call toll-free at (877) 750-0926
Banks and brokers may call collect at (212) 750-5833

BACKGROUND TO THE SOLICITATION

The summary below details the material events and communications between the Company and Engine Capital leading up to this solicitation. This summary does not purport to catalog every conversation of or between members of our board of directors, the Company’s management and the Company’s advisors, on the one hand, and Engine Capital and its representatives advisors, on the other hand.

As part of the Company’s ongoing commitment to drive stockholder value, our board of directors and management team regularly review the Company’s priorities and opportunities and assess them against a variety of strategic options. Consistent with its fiduciary duty, our board of directors seriously evaluates any credible proposal or value-creating opportunity. In service of that objective, the Company is committed to best-in-class stockholder engagement, and regularly meets with stockholders to better understand their perspectives.

The Company has been on a multi-year journey to improve operational and financial results. Those efforts are bearing fruit: In 2024, the Company delivered best-ever financial results, including record Gross Bookings, significant margin expansion, its first full year of GAAP profitability, and its first full year of positive free cash flow. The Company has also delivered fixed cost leverage through a disciplined cost management approach. Over the past two years, our board of directors and management oversaw a 50% reduction in stock-based compensation. On February 11, 2025, the Company also announced its inaugural share repurchase program of $500 million, which program was approved by the board of directors on February 6, 2025.

Our board of directors regularly reviews its composition to ensure that our directors have the right mix of skills to lead the Company. Since 2023, our board of directors added four new independent directors: Jill Beggs, Dave Stephenson, Betsey Stevenson and Janey Whiteside. Further, our board of directors regularly reviews our governance practices to be sure that they continue to best position the Company to build and sustain stockholder value.

On February 19, 2025, members of the Company’s management team spoke with Arnaud Ajdler, the managing partner of Engine Capital, at Mr. Ajdler’s request. During this conversation, Mr. Ajdler focused on cost management, share-based compensation, stock dilution, our share repurchase program and stockholder returns. Although the Company was aware that Engine Capital was a stockholder from time to time in the past, this was the first time that we had spoken with Mr. Ajdler or anyone associated with Engine Capital.

On February 24, 2025, Erin Brewer, our Chief Financial Officer, and another member of the Company’s management team spoke with Mr. Ajdler to further understand Engine Capital’s perspectives on topics similar to those discussed on February 19, 2025.

On February 25, 2025, the Company received a request from Engine Capital for the director nominee questionnaire contemplated by the Company’s bylaws. This was the first indication that the Company had ever received from Engine Capital that it might wish to seek to change the composition of our board of directors.

On February 28, 2025, Mr. Ajdler sent an email to members of the Company’s management team stating that Engine Capital was considering nominating director candidates and Mr. Ajdler wished to speak with David Risher, our Chief Executive Officer, concerning (1) stock dilution; (2) governance; and (3) other ways to maximize value.

On March 4, 2025, representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, on behalf of the Company, provided counsel to Engine Capital with the director nominee questionnaire contemplated by the Company’s bylaws.

On March 5, 2025, the nominating and corporate governance committee met to discuss the communications with Engine Capital. Other members of our board of directors joined this meeting.

On March 6, 2025, Mr. Risher and another member of the Company’s management team spoke with Mr. Ajdler to better understand Engine Capital’s perspectives. During this meeting, Mr. Ajdler expressed his support for Mr. Risher. Mr. Ajdler also noted the Company’s successful execution against its strategic goals and 2024 targets set at the Company’s Investor Day, as well as the improvement in cost structure. Mr. Ajdler expressed (1) concern over ongoing stock dilution and a lack of diversification of the Company’s business; (2) his desire that the Company pursue a significant business combination or a sale of the Company; (3) his preference that the Company be more aggressive with share repurchases; (4) his belief that our board of directors would benefit from new directors with a “capital allocation mindset”; and (5) a desire to see the elimination of both the classification of our board of directors and our dual-class structure. Mr. Ajdler stated that he wanted to nominate two director candidates.

On March 11, 2025, Engine Capital notified the Company of its nomination of Alan L. Bazaar and Daniel B. Silvers (together, the “Engine Capital Nominated Candidates”) for election as directors at the Annual Meeting.

Later on March 11, 2025, Mr. Ajdler informed Mr. Risher that Engine Capital wished to informally suggest two additional candidates for consideration for membership on our board of directors (these individuals, together, the “Engine Capital Recommended Candidates”). Mr. Ajdler stated that the Engine Capital Recommended Candidates did not wish to be submitted through a formal nomination process. Mr. Ajdler stated that he would provide the names of the Engine Capital Recommended Candidates, along with additional perspectives on the Company, in the future.

On March 14, 2025, Mr. Risher and another member of the Company’s management team spoke with Mr. Ajdler. In advance of this discussion, Mr. Ajdler provided the names of the Engine Capital Recommended Candidates. During this discussion, Mr. Ajdler stated his belief that our board of directors lacks sufficient experience with public company governance and capital allocation, and that the Engine Capital Nominated Candidates and the Engine Capital Recommended Candidates each possessed these experiences. Mr. Ajdler requested that our board of directors interview all four individuals.

On March 19, 2025, the nominating and corporate governance committee met to discuss the communications with Engine Capital. Other members of our board of directors joined this meeting. The directors present discussed the qualifications of the Engine Capital Nominated Candidates and the Engine Capital Recommended Candidates, as well as the perspectives previously communicated by Engine Capital. With respect to the Engine Capital Nominated Candidates and the Engine Capital Recommended Candidates, it was noted that none have experience in technology, transportation networks or marketplace businesses, and such candidates have little to no experience serving on the boards of public companies of a similar size or complexity to the Company. The directors present expressed their view that none of the Engine Capital Nominated Candidates or the Engine Capital Recommended Candidates brings skills or expertise not already represented on our board of directors, or that would be additive to the Company’s efforts to drive further stockholder value creation. In particular, the directors noted that two members of our board of directors (Messrs. Aggarwal and Stephenson) both have significant experience serving as highly successful chief financial officers of public companies and have significant capital allocation expertise as a result. No director expressed support for further consideration of any of the Engine Capital Nominated Candidates or the Engine Capital Recommended Candidates for membership on our board of directors. The evolution of the composition of the board of directors over time, including the additions of four new directors since 2023 was discussed, as was the importance of continuing to evolve our board of directors in the future through the continued use of a measured and intentional process.

On March 25, 2025, Engine Capital shared a draft of a letter to our board of directors containing Engine Capital’s perspectives on the Company, and noted Engine Capital’s intention to make the letter public. On the same day, various media outlets reported that Engine Capital was engaging with the Company about a strategic review, capital allocation and elements of the Company’s governance, and that Engine Capital had nominated two candidates for election to our board of directors.

Later on March 25, 2025, our board of directors met. After considering the Engine Capital Nominated Candidates and the Engine Capital Recommended Candidates, as well as the perspectives previously communicated by Engine Capital, our board of directors reached the same conclusion as that reached during the meeting of the nominating and corporate governance committee on March 19, 2025, including that there was no support for further consideration of the Engine Capital Nominated Candidates or the Engine Capital Recommended Candidates for membership on our board of directors.

On March 26, 2025, Mr. Risher and another member of the Company’s management team spoke with Mr. Ajdler. Mr. Risher informed Mr. Ajdler of the conclusions of our board of directors. In response, Mr. Ajdler reiterated his belief that our board of directors lacks sufficient experience with public company governance and capital allocation.

On March 27, 2025, Mr. Ajdler emailed Mr. Risher to request a meeting with a subset of our board of directors. Mr. Ajdler also proposed that the Company and Engine Capital work together to identify a mutually agreeable director with experience with public company governance and capital allocation.

On April 2, 2025, with the knowledge and approval of our board of directors, Messrs. Aggarwal (our lead independent director and chair of our nominating and corporate governance committee) and Stephenson (the chair of our audit committee) met with Mr. Ajdler. During this meeting, Mr. Ajdler expressed perspectives similar to those offered on March 6, 2025, with a particular focus on his preference that the Company be more aggressive with share repurchases. Mr. Ajdler again discussed his desire that the Company pursue a significant business combination or a sale of the Company, but noted that he did not have evidence of any acquiror interest and had not had any conversations with any potential acquirors.

On April 4, 2025, the nominating and corporate governance committee met to discuss the meeting between Messrs. Aggarwal and Stephenson and Mr. Ajdler. Other members of our board of directors joined the meeting. It was agreed that Mr. Risher would meet with Mr. Ajdler to inform him that Mr. Ajdler’s perspectives had been, and would continue to be, considered by our board of directors.

On April 7, 2025, Mr. Risher and another member of the Company’s management team spoke with Mr. Ajdler. During this meeting, Mr. Risher communicated that our board of directors did not support further consideration of the Engine Capital Nominated Candidates or the Engine Capital Recommended Candidates for membership on our board of directors. However, Mr. Risher communicated our willingness to continue to engage in collaborative discussions with Engine Capital.

On April 8, 2025, Mr. Ajdler informed Mr. Risher that Engine Capital would proceed with soliciting proxies in support of the Engine Capital Nominated Candidates at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. Our board of directors consists of ten directors, seven of whom qualify as “independent” under the listing rules of the Nasdaq Stock Market (“Nasdaq”). We have a classified board of directors, consisting of two classes with three directors and one class with four directors, each serving staggered three-year terms.
The following table sets forth, as of [•] [•], 2025, the names, ages and certain other information for each of the (i) directors with terms expiring at the Annual Meeting who are also nominees for election as a director at the Annual Meeting and (ii) continuing members of our board of directors.
_________________________________

Directors with Terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Prashant (Sean) Aggarwal(1)(2)(3)	III	59	Lead Independent Director	2016	2025	2028
Jill Beggs(1)	III	54	Director	2023	2025	2028
Ariel Cohen(2)	III	49	Director	2021	2025	2028
Betsey Stevenson(3)	III	53	Director	2023	2025	2028
Continuing Directors
David Risher	I	59	Chief Executive Officer and Director	2021	2026	—
Logan Green	I	41	Co-Founder and Board Chair	2007	2026	—
Dave Stephenson(1)	I	57	Director	2023	2026	—
John Zimmer	II	41	Co-Founder and Vice Chair	2010	2027	—
David Lawee(1)(2)	II	59	Director	2017	2027	—
Janey Whiteside(2)(3)	II	53	Director	2023	2027	—
(1)Member of our Audit Committee.
(2)Member of our Compensation Committee.
(3)Member of our Nominating and Corporate Governance Committee.
Nominees for Director
Sean Aggarwal. Mr. Aggarwal has served as a member of our board of directors since February 2016 and was appointed as Lead Independent Director in April 2023. Mr. Aggarwal previously served as our Board Chair from January 2019 to April 2023. Since February 2022, Mr. Aggarwal has served as Co-Founder and Chairman of Borderless AI, an artificial intelligence-powered human resource management platform. Since March 2016, Mr. Aggarwal has served as the Chief Executive Officer of Soar Capital, LLC, where he focuses on investments in early-stage technology companies. Previously, Mr. Aggarwal served as the Chief Financial Officer at Trulia, Inc., an online real estate company. Prior to Trulia, Mr. Aggarwal served as the Vice President of Finance at PayPal, Inc., an online payments company, and at eBay Inc. (“eBay”) in various finance roles including as Vice President of Finance. Prior to eBay, Mr. Aggarwal served as Director of Finance at Amazon.com, Inc., an e-commerce company. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated, a financial services company. Mr. Aggarwal currently serves as a member of the board of directors of Arlo Technologies, Inc., a home security company, and Sonder Holdings Inc., a hospitality company. In addition, in the past five years, he served on the board of directors of Yatra Online, Inc., an online travel company. Mr. Aggarwal holds a Master of Management from Northwestern University, Kellogg School of Management.
Mr. Aggarwal was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies, and his deep understanding of finance, capital allocation, financial reporting, strategy, operations and risk management. Mr. Aggarwal’s experience in these matters at technology companies allows him to provide critical oversight and invaluable perspectives.
Jill Beggs. Ms. Beggs has served as a member of our board of directors since December 2023. Since February 2024, Ms. Beggs has served as the Reinsurance Executive Vice President and Chief Operating Officer of Everest Group, Ltd. (“Everest”), a leading global provider of reinsurance and insurance solutions. From November 2021 to February 2024, Ms. Beggs served as the Senior Vice President and Head of North America Reinsurance of Everest. Prior to Everest, from April 2002 to November 2021, Ms. Beggs served in various leadership roles at Munich Re, a global provider of reinsurance, primary insurance and insurance-related risk solutions, most recently as President of Excess & Surplus Lines for Munich Re Specialty Insurance. She is a Chartered Property and Casualty Underwriter (CPCU) and earned the Associate in Reinsurance (ARe) designation. She is a member of the Association of Professional Insurance Women (APIW) and the Central NJ Chapter of the CPCU. Ms. Beggs holds a B.A. in Management with a concentration in Finance and minors in Math and Spanish from Gettysburg College.
Ms. Beggs was selected to serve on our board of directors because of her significant operating experience in insurance. Insurance is critical to our business, and our board of directors greatly benefits from her insights, as a senior insurance executive, on the insurance market.
Ariel Cohen. Mr. Cohen has served as a member of our board of directors since March 2021. Since May 2015, Mr. Cohen has served as the Chief Executive Officer and Co-Founder of Navan, Inc., a corporate travel management and payments platform. From April 2013 to May 2015, Mr. Cohen served as Vice President, Product Management at Jive Software, Inc. (“Jive”), a provider of social business software. From May 2012 to April 2013, Mr. Cohen served as the Chief Executive Officer and Co-Founder of StreamOnce, Inc., a business multimedia integration platform which was acquired by Jive. From December 2010 to May 2012, Mr. Cohen served as Senior Director, Product Management at Jive. Prior to Jive, Mr. Cohen served in various senior roles at Hewlett-Packard Company, a multinational information technology company. Mr. Cohen holds a B.A. in Economics from The College of Management Academic Studies (Colman) and an E.M.B.A. from Northwestern University, Kellogg School of Management in partnership with Tel Aviv University.
Mr. Cohen was selected to serve on our board of directors because of his operational experience and technical expertise as a founder and executive of multiple technology companies, as well as his experience in senior leadership positions in product management. Mr. Cohen’s perspective as a founder and active participant in the travel sector greatly enhances discussions by our board of directors.
Betsey Stevenson. Ms. Stevenson has served as a member of our board of directors since November 2023. Since September 2019, Ms. Stevenson has served as a Professor of Economics and Public Policy at the University of Michigan Gerald R. Ford School of Public Policy. From September 2012 to September 2019, she was an Associate Professor of Public Policy and Economics with tenure. She was on leave from the University of Michigan from July 2013 to August 2015 to serve as a Member on the Council of Economic Advisers for The White House. Prior to The White House, Ms. Stevenson served as the Chief Economist for the U.S. Department of Labor, and as an Assistant Professor at the University of Pennsylvania Wharton School. Ms. Stevenson is the co-author of several economics textbooks published by Macmillan Learning. She is a frequent speaker and writer on the macroeconomy. Ms. Stevenson holds a B.A. in Economics and Mathematics from Wellesley College and an M.A. and Ph.D. in Economics from Harvard University.
Ms. Stevenson was selected to serve on our board of directors because of her significant experience in economics and public policy. Ms. Stevenson is a labor economist who has published widely in leading economics journals about the labor market and the impact of public policies on outcomes both in the labor market and for families as they adjust to changing labor market opportunities. Her research explores women’s labor market experiences, the economic forces shaping the modern family, and how these labor market experiences and economic forces on the family influence each other. This perspective greatly helps our board of directors as it positions the Company to respond to an evolving workforce.
Continuing Directors
David Risher. Mr. Risher has served as our Chief Executive Officer since April 2023 and as a member of our board of directors since July 2021. Mr. Risher co-founded Worldreader, a non-profit organization, and served as its Chief Executive Officer from November 2009 until April 2023, as Board President from March 2010 until April 2023 and as Board Founding Chair since April 2023. Prior to Worldreader, Mr. Risher served as Senior Vice President, US Retail at Amazon.com, Inc. (“Amazon”), an e-commerce company. Prior to joining Amazon, he served as a General Manager at Microsoft Corporation, a software company. Mr. Risher currently serves on the boards of directors of several privately-held and non-profit companies. Mr. Risher holds a B.A. in Comparative Literature from Princeton University, an M.B.A. from Harvard Business School and an honorary Ph.D. from Wilson College.
Mr. Risher was selected to serve on our board of directors because of his operational and leadership experience as a founder and executive, as well as his experience in senior leadership roles at scaled technology companies. He also provides valuable insight in his current capacity as our Chief Executive Officer.
Logan Green. Mr. Green is a co-founder of Lyft and has served as a member of our board of directors since our founding. Mr. Green was appointed Board Chair in April 2023. He served as our Chief Executive Officer from our founding until April 2023. Prior to co-founding Lyft, Mr. Green created the first car-share program at the University of California, Santa Barbara and served on the board of the Santa Barbara Metropolitan Transit District. Mr. Green is currently a Venture Partner at Autotech Ventures, an early-stage venture capital firm, and serves as a member of the board of directors of eBay, an online marketplace and payments company. Mr. Green holds a B.A. in Business Economics from the University of California, Santa Barbara.
Mr. Green was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder of the Company, as our Board Chair, and as our former Chief Executive Officer. Mr. Green has unique insight into Lyft and our business, and these perspectives are invaluable to our board of directors.
Dave Stephenson. Mr. Stephenson has served as a member of our board of directors since February 2023. Mr. Stephenson is the Chief Business Officer and Head of Employee Experience of Airbnb, Inc. (“Airbnb”), a vacation rental online marketplace company. Mr. Stephenson has been the Chief Business Officer since January 2024 and the Head of Employee Experience since August 2021. Mr. Stephenson was previously the Chief Financial Officer of Airbnb from January 2019 to February 2024. Prior to joining Airbnb, Mr. Stephenson spent 17 years at Amazon, where he was most recently Vice President and Chief Financial Officer of their Worldwide Consumer Organization from June 2015 to December 2018. Before that, from September 2013 to June 2015, Mr. Stephenson was the Chief Financial Officer of Amazon’s International Consumer business and led finance across many areas of the company. Mr. Stephenson served as President and Chief Financial Officer of Big Fish Games, Inc., a gaming company, from September 2011 to September 2013. Mr. Stephenson holds a B.S. in Industrial and Management Engineering from Montana State University and an M.B.A. from the University of Iowa.
Mr. Stephenson was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies, and his deep understanding of finance, capital allocation, financial reporting, strategy, operations and risk management. Mr. Stephenson has overseen billions of dollars of share repurchases, and his perspective helps inform board discussions about the considerations and tradeoffs inherent in capital allocation.

John Zimmer. Mr. Zimmer is a co-founder of Lyft and has served as our Vice Chair since January 2019 and as a member of our board of directors since June 2010. He previously served as our President from March 2013 until June 2023 and our Chief Operating Officer from July 2008 until March 2013. Prior to co-founding Lyft, Mr. Zimmer served as an analyst in real estate finance at Lehman Brothers Holdings Inc., which was a global financial services firm. Mr. Zimmer holds a B.S. in Hotel Administration from Cornell University.
Mr. Zimmer was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder, as our Vice Chair, and as our former President. Mr. Zimmer has unique insight into Lyft and our business, and these perspectives are invaluable to our board of directors.
David Lawee. Mr. Lawee has served as a member of our board of directors since November 2017. Since November 2024, Mr. Lawee has served as Co-Founder of Crucible Labs, a blockchain services company dedicated to advancing decentralized AI. From January 2013 to June 2023, Mr. Lawee served as the Founder and Managing Partner of CapitalG, a growth equity fund backed by Alphabet Inc., the parent company of Google LLC (“Google”), a global technology company. Prior to CapitalG, Mr. Lawee served as Google’s Vice President, Marketing and later as Google’s Vice President, Corporate Development. Prior to joining Google, Mr. Lawee co-founded numerous companies, including Xfire, Inc., an online gaming company which was acquired by Viacom Inc., and Mosaic Venture Partners, a venture capital firm. Mr. Lawee currently serves on the boards of directors of a number of privately held companies. Mr. Lawee holds a B.A. in Philosophy from the University of Western Ontario, an M.B.A from the University of Chicago and a B.C.L. from McGill University.
Mr. Lawee was selected to serve on our board of directors because of his extensive experience as a seasoned investor and his knowledge of technology companies. Mr. Lawee has been an active participant in corporate development of technology companies operating at scale, and brings this knowledge and perspective to our board of directors.
Janey Whiteside. Ms. Whiteside has served as a member of our board of directors since July 2023. Ms. Whiteside has served as a partner of the Consello Group (“Consello”), a financial services advisory and strategic investing platform, since October 2022 and as its Chief Growth Officer since July 2024. She previously served as CEO of Consello’s Growth and Business Development division from October 2022 until July 2024. Prior to joining Consello, Ms. Whiteside was Executive Vice President and Chief Customer Officer of Walmart Inc., a multinational retail corporation, from August 2018 to March 2022. From 1997 to July 2018, Ms. Whiteside served at American Express Company, a diversified financial services company, in business development, marketing and operating roles in various customer segments, including most recently as EVP & GM – Global Premium Products & Benefits and EVP & GM – Global Charge Products, Benefits & Services. Ms. Whiteside serves as a member of the Board of Directors of LendingClub Corporation, a publicly traded bank, and Caravan, a celebrity-brand incubator aligned with CAA. Ms. Whiteside holds an Economics and Management Studies degree (BSc Econ) from Cardiff University.
Ms. Whiteside was selected to serve on our board of directors because of her significant operational experience as an executive leading consumer marketing and loyalty programs. Given the consumer-facing nature of our business, Ms. Whiteside brings a unique perspective to board discussions.

Of our ten directors, 30% have self-identified as female and 20% have self-identified as a member of an underrepresented community.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Messrs. Aggarwal, Cohen, Lawee, and Stephenson and Mses. Beggs, Stevenson and Whiteside do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships, Related Party and Other Transactions.”
Board Leadership Structure
We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our board of directors has adopted corporate governance guidelines that provide that there will at all times be a majority of independent directors on the board of directors, as defined by the listing rules of Nasdaq. The guidelines further provide that if our board of directors does not have an independent Chair, then a Lead Independent Director will be appointed by our board of directors. We believe that having independent Board leadership, either through an independent Board Chair or a Lead Independent Director, strengthens our governance, and the independent oversight role of our board of directors.
Board Chair
Our Board Chair serves as a leader on our board of directors. Our Board Chair determines the agenda and presides over the meetings of our board of directors. The Board Chair also has the power to call special meetings of stockholders, to preside over meetings of the stockholders, and to perform such other duties as may be requested by our board of directors. In addition, the Board Chair serves as a liaison between the board of directors and management, helping to ensure the views of the board of directors in its oversight role and other feedback from the board of directors are conveyed to management. In April 2023, Mr. Green was appointed Board Chair in connection with his transition from his role as Chief Executive Officer. Because Mr. Green was not an independent director, our board of directors appointed Mr. Aggarwal, who had previously served as Board Chair, as Lead Independent Director.
Lead Independent Director
The Lead Independent Director is responsible for calling separate meetings of the independent directors, determining the agenda and serving as chairperson of such meetings; reporting to our Chief Executive Officer and President, as applicable, as well as to the Board Chair, regarding feedback from executive sessions; serving as spokesperson for the Company as requested; facilitating discussions among the independent directors on key issues and concerns outside of formal meetings of the Board; and performing such other responsibilities as may be designated by a majority of the independent directors from time to time. In addition, the Lead Independent Director regularly engages with stockholders and other stakeholders of the Company. Mr. Aggarwal has served as our Lead Independent Director since April 2023, and previously served as our independent Board Chair from 2019 until his appointment as Lead Independent Director, bringing leadership continuity to our board of directors, as well as our independent directors, and he has experience providing independent oversight to and advising our senior management.
Our board of directors believes that this leadership structure, coupled with a majority independent board and independent board committees, enhances its independent oversight of management and management’s performance and the Company’s strategic planning, reinforces the board of directors’ ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the board of directors and the accountability of management. We believe the detailed and in-depth knowledge of Mr. Green as our co-founder and longtime Chief Executive Officer, coupled with the outside experience, oversight and expertise of our independent directors, including Mr. Aggarwal, allows for different perspectives and facilitates effective strategy development and oversight that benefits our stockholders. In addition, Mr. Green has unique insight into key areas of potential risk for the company and provides valuable guidance on setting agendas and ensuring appropriate Board process to oversee the Company’s risk management. Moreover, we believe our Board Chair and Lead Independent Director together can effectively lead the board of directors in objectively evaluating the performance of management, including the performance of the Chief Executive Officer, and guide it through appropriate board governance processes.
Only independent directors serve on and chair the audit committee, the compensation committee and the nominating and governance committee of our board of directors. As a result of the board of directors’ committee system and majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs.
Board Meetings and Committees
During our fiscal year ended December 31, 2024, our board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight out of ten members of our board of directors who were directors at the time attended our 2024 annual meeting of stockholders.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Ms. Beggs and Messrs. Aggarwal, Lawee and Stephenson, with Mr. Stephenson serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that each of Ms. Beggs and Messrs. Aggarwal, Lawee and Stephenson is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC. Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•reviewing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at https://investor.lyft.com/corporate-governance. During 2024, our audit committee held eleven meetings.
Compensation Committee
Our compensation committee consists of Ms. Whiteside and Messrs. Aggarwal, Cohen and Lawee, with Mr. Lawee serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our compensation committee is responsible for, among other things:
•reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation and equity compensation plans;
•overseeing and monitoring our strategies, initiatives and programs related to human capital management;
•periodically reviewing the Company’s stock ownership guidelines, and monitoring compliance with such guidelines, and review, approve and administer the Company’s executive compensation clawback policy; and
•reviewing and approving our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our website at https://investor.lyft.com/corporate-governance. During 2024, our compensation committee held five meetings.
Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Aggarwal and Mses. Stevenson and Whiteside, with Mr. Aggarwal serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•developing and overseeing the annual evaluation of the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•overseeing our corporate governance practices;
•overseeing our corporate political contributions and lobbying activities;
•overseeing our social responsibility, environmental and sustainability matters, including review and oversight of our public disclosures and stockholder engagement regarding such matters; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter for our nominating and corporate governance committee is available on our website at https://investor.lyft.com/corporate-governance. During 2024, our nominating and corporate governance committee held five meetings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships, Related Party and Other Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. When evaluating director candidates, in its evaluation of director candidates, our nominating and corporate governance committee considers factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments, and diversity of experience, area of expertise, and viewpoints. Nominees must also have the highest personal and professional ethics and integrity and the ability to assist and support our management team based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of directors and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our nominating and corporate governance committee also considers the above factors and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. To be timely for the 2026 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.” Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Chief Legal Officer at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Chief Legal Officer or legal department, in consultation with appropriate members of our board of directors as necessary, will review and, if appropriate, forward all incoming stockholder communications to the appropriate member or members of our board of directors, or if none is specified, to our Board Chair (this excludes mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material).
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://investor.lyft.com/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.

Insider Trading Policy and Compliance
Our board of directors has adopted an Insider Trading Policy governing the purchase, sale, and/or other disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for fiscal 2024.
From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.

Board Evaluation
Our board of directors conducts an annual evaluation of the performance of individual directors, the board as a whole, and each of the board’s standing committees, including an evaluation of the qualifications of individual members of the board of directors and its committees. The results of the evaluation and any recommendations for improvement are provided orally to our board of directors and the other standing committees of the board either by the Board Chair, a member of our legal team or a legal advisor.
ESG Board Oversight Framework
Our board assesses and evaluates our overall environmental, social, and governance (“ESG”) strategy and how ESG integrates into our long-term strategy. At the committee level, our nominating and corporate governance committee is primarily responsible for oversight of our ESG matters, including communications with stockholders and other stakeholders, such as overseeing our ESG disclosures, reviewing the composition of our board to ensure the necessary skills are represented to oversee ESG risks and opportunities, and educating our board on relevant ESG matters. Our compensation committee oversees ESG matters relating to our management and talent, including evaluating how our executive compensation programs incentivize our ESG goals, considering how our culture contributes to our ESG efforts, and oversight of risks and goals related to human capital generally. Our audit committee oversees ESG matters relating to disclosures, compliance, controls and risk management relating to financial matters as discussed below. Our board receives reports from the committees on these ESG matters and considers them in the context of our overall ESG risk management, messaging, and disclosures.
We have regularly published ESG disclosures since 2020.

Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our board regularly reviews our risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. As part of this approach, our board considers both the materiality of a risk and its likelihood in making strategic decisions and helping management to prioritize resources.
In addition, our board has tasked its designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting and tax matters, internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance. Our audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our audit committee also reviews the Company’s risk management framework and programs, as well as the framework by which management discusses the Company’s risk profile and risk exposure with the board of directors and its committees. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board of directors, potential conflicts of interest related to director service, and social responsibility, environmental and sustainability initiatives. These committees provide regular reports on the Company’s risk management efforts to the full board of directors.
Our board of directors and its committees engage outside advisors and experts from time to time to assist in understanding threats, trends, and our risk environment in general. Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Director Compensation
In January 2019, our board of directors adopted, and our stockholders approved, a compensation policy for our non-employee directors (“Outside Director Compensation Policy”) that became effective upon the effective date of our registration statement in connection with our initial public offering (“IPO”). Our Outside Director Compensation Policy was developed with input from our independent compensation consultant, Pay Governance LLC (“Pay Governance”), regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons, and is intended to attract, retain, and reward non-employee directors. Our board of directors last amended our Outside Director Compensation Policy in March 2022 to allow our non-employee directors to voluntarily elect to receive their quarterly cash fees in fully vested restricted stock units (“RSUs”).
We believe our Outside Director Compensation Policy provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide. Based on analysis performed in 2024, which was reviewed by Pay Governance, our director compensation remains competitive with the compensation paid by our peer group companies to their non-employee directors. Additional information on the peer group for fiscal 2024 can be found in the section titled “Comparative Market Data (Peer Group)” on page [•] of this proxy statement.

For 2024, the compensation paid to our non-employee directors consisted of an annual cash retainer for membership on the board of directors, additional cash retainers based on their Committee and/or board leadership responsibilities, the option to receive an equity award in lieu of cash retainers, and an annual equity award in the form of RSUs as described in greater detail below.
Cash Compensation
Our Outside Director Compensation Policy provides that our non-employee directors are entitled to receive the following annual cash fees:

Board/Committee	Chair ($)(1)	Member ($)	Lead Outside ($)(1)
Board	90,000	40,000	65,000
Audit Committee	25,000	10,000	N/A
Compensation Committee	20,000	8,500	N/A
Nominating and Corporate Governance Committee	11,000	5,000	N/A
(1)The annual cash fees for the Chair of the board of directors and Lead Outside Director are inclusive of the $40,000 annual cash fee payable as a non-employee member of the board of directors.
Each non-employee director who serves as the chair of a committee shall receive only the annual cash fee as the chair of the committee, and not the annual cash fee as a member of that committee. There are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award
Each new non-employee director who joins our board of directors is eligible to receive a grant of RSUs at the time of the director’s appointment with a grant date fair value (determined in accordance with GAAP) equal to $260,000 multiplied by the fraction obtained by dividing (i) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of our stockholders (the “Initial Award Vesting Period”), by (ii) 12, rounded to the nearest whole share (the “Initial Award”). The Initial Award will vest in equal installments quarterly over the remaining company-wide quarterly vesting dates occurring during the period beginning on the date that is three months following the date the award is granted and ending on the last day of the Initial Award Vesting Period, or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.
Annual Award
Each of our non-employee directors is eligible to receive an annual grant of RSUs with a grant date fair value (determined in accordance with GAAP) equal to $260,000 (the “Annual Award”). Each Annual Award will be granted on the date of our annual meeting of stockholders with one-quarter vesting on each of the first four company-wide quarterly vesting dates occurring after the grant date, except that the fourth quarterly vesting date will occur no later than the day before the next annual meeting of our stockholders, subject to the non-employee director’s continued service to us through the applicable vesting date.
Change in Control
In the event of a “change in control” (as defined in our 2019 Equity Incentive Plan (the “2019 Plan”)), each non-employee director’s then-outstanding company equity awards granted under our Outside Director Compensation Policy will fully vest, immediately prior to the consummation of the change in control, provided that the non-employee director continues service to us through such date.
Other Non-employee Director Compensation and Expense Reimbursement Policies
Limit on Board Compensation
The Outside Director Compensation Policy includes a maximum annual limit of $1 million on the combined value of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year (excluding any amounts received for services as an employee or as a consultant). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP).
Deferred Compensation
Non-employee directors can elect to defer the delivery of the settlement of RSUs issued under our Outside Director Compensation Policy pursuant to the terms of properly submitted deferral elections made in accordance with our Outside Director Compensation Policy.
Election to Receive Stock in lieu of Cash
Each non-employee director may elect to convert any cash compensation that they would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs having a value on the grant date equal to the cash amount forgone, subject to the rules of our Outside Director Compensation Policy. If the non-employee director makes a valid election in accordance with our Outside Director Compensation Policy, each such award of RSUs will be granted on the 20th day following the last day of the fiscal quarter for which the cash compensation otherwise would be paid under the Outside Director Compensation Policy, will be fully vested on the grant date and will cover a number of shares equal to (A) the aggregate amount of cash compensation otherwise payable to the non-employee director on that date divided by (B) the closing price per share as of the grant date. In 2024, Messrs. Cohen, Lawee, Stephenson and Mses. Stevenson and Whiteside elected to receive all or a portion of their cash compensation in fully vested RSUs.
Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines establishing a minimum share ownership requirement for our non-employee directors. These guidelines provide that, within five years of becoming subject to these guidelines (thus, by 2024 for members of the board of directors as of March 2019), our non-employee directors must hold shares of our common stock (or vested, but unsettled or deferred RSUs) with a value equal to five times their annual base cash retainer (currently 5x $40,000, or $200,000). The stock ownership guidelines do not apply to any non-employee director who elects not to receive compensation. All of our non-employee directors as of December 31, 2024 were in compliance with the stock ownership guidelines.
Director Education and Other Expense Reimbursement
Each of our non-employee directors is eligible for reimbursement for up to $10,000 per two-year period for documented director education expenses related to service on the board of directors or its committees. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses related to the board of directors or committee meetings as well as up to $5,000 per year for membership fees or other expenses related to membership in an association related to such non-employee director’s service to the board of directors or any of its committees.
Non-Employee Director Compensation Table for Fiscal 2024

Our directors who also serve as executive officers do not receive any additional compensation for their services as directors. The compensation received by Mr. Risher as an employee for the year ended December 31, 2024 is set forth in the “Summary Compensation Table” on page [•] of this proxy statement.
The following table provides information regarding the compensation received for services rendered to us by our non-employee directors for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
Sean Aggarwal	94,500		260,003	—	354,503
Jill Beggs	50,000		260,003	—	310,003
Ariel Cohen	48,511	(3)	260,003	—	308,514
Logan Green	90,000		260,003	119,870	469,873
David Lawee	70,006	(3)	260,003	—	330,009
Dave Stephenson	65,008	(3)	260,003	—	325,011
Betsey Stevenson	45,010	(3)	260,003	—	305,013
Janey Whiteside	53,493	(3)	260,003	—	313,496
John Zimmer	40,000		260,003	200,805	500,808
(1)Represents the grant date fair value of the RSUs calculated in accordance with ASC Topic 718. The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant.
(2)For Mr. Green, reflects $112,500 in consulting fees and $7,370 in COBRA payments, both in connection with his transition from his role as our chief executive officer. For Mr. Zimmer, reflects $187,500 in consulting fees and $13,305 in COBRA payments, both in connection with his transition from his role as our president.
(3)Messrs. Cohen, Lawee, Stephenson and Mses. Stevenson and Whiteside elected to receive all or a portion of their cash retainers in the form of fully vested RSU awards. Accordingly, in lieu of their respective retainers for any portion of 2024 or January 2025, Mr. Cohen received 3,505 RSUs with a total grant fair value of $48,511, Mr. Lawee received 5,058 RSUs with a total grant date fair value of $70,006, Mr. Stephenson received 4,697 RSUs with a total grant date fair value of $65,008, Ms. Stevenson received 3,252 RSUs with a total grant date fair value of $45,010, and Ms.Whiteside received 3,865 RSUs with a total grant date fair value of $53,493. The retainer that each director elected to receive in RSUs is reported as though they had been paid in cash and such retainer had not been converted into RSUs. This footnote does not include any RSUs granted in January 2024 in lieu of their cash retainers earned by directors for service during the fourth quarter of 2023.
The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024 with respect to compensation they have received as non-employee directors:

Name	Grant Date(1)	Number of Shares of Stock or Units (#)
Sean Aggarwal	6/13/2024	8,978
Jill Beggs	6/13/2024	8,978
Ariel Cohen	6/13/2024	8,978
Logan Green	6/13/2024	8,978
David Lawee	6/13/2024	8,978
David Stephenson	6/13/2024	8,978
Betsey Stevenson	6/13/2024	8,978
Janey Whiteside	6/13/2024	8,978
John Zimmer	6/13/2024	8,978
(1)Unless otherwise indicated, 25% of shares of our Class A common stock underlying the RSUs vest on each of the first four quarterly vesting dates occurring after May 20, 2024, except that the fourth quarterly vesting date shall occur no later than the day prior to the date of the 2025 annual meeting. Quarterly vesting dates are each of February 20, May 20, August 20, and November 20.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of ten members. We have a classified board of directors consisting of two classes with three directors and one class with four directors, each serving staggered three-year terms.
At each annual meeting of stockholders, directors are elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Our board of directors does NOT endorse the election of Engine Capital’s nominees and urges you to vote “FOR” only the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. You can best support the Company—and ensure our continued progress—by following the instructions on the WHITE proxy card or WHITE voting instruction form to vote “FOR” the nominees recommended by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card sent to you by or on behalf of Engine Capital, even as a protest vote.

Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Prashant (Sean) Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson as nominees for election as directors at the Annual Meeting. If elected, Messrs. Aggarwal and Cohen and Mses. Beggs and Stevenson will serve as directors until the 2028 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a director of our company. Each of Mses. Beggs and Stevenson is standing for election by stockholders for the first time. Non-management directors of the Company recommended each of Mses. Beggs and Stevenson to the nominating and corporate governance committee for consideration as a director. For information concerning the relevant experience, qualifications, attributes, and skills of the nominee that led our board of directors to recommend this person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Messrs. Aggarwal and Cohen and Mses. Beggs and Stevenson has consented to being named as a nominee in this proxy statement and to continue to serve as a director, if elected; however, in the event that one of such director nominees is unavailable for election at the time of the Annual Meeting, the Company’s proxy holders will vote for another nominee substituted by our board of directors in place of the unavailable nominee or, as an alternative, our board of directors may reduce the number of directors on our board of directors. As of the date of this proxy statement, our board of directors knows of no reason why any of such director nominees would not be able to serve as a director if elected.
If you are a stockholder of record and you sign, date and return your WHITE proxy card or vote by telephone or over the Internet as instructed on the enclosed WHITE proxy card but, in each case, do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Messrs. Aggarwal and Cohen and Mses. Beggs and Stevenson. If you are a street name stockholder and you do not give voting instructions to your broker or nominee using the WHITE voting instruction form, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee

(whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote (i) “FOR” for a director nominee or (ii) “WITHHOLD” for a director nominee.
Board Recommendation

Our Board recommends a vote “FOR” the election of Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson on the WHITE proxy card or WHITE voting instruction form.

As described previously, Engine Capital has notified us that it intends to nominate two candidates for election as directors at the Annual Meeting in opposition to certain of the nominees recommended by our board of directors. As a result, assuming those nominees are in fact nominated for election at the Annual Meeting and all of those nominations have not been withdrawn by Engine Capital, the number of director nominees will exceed the number of directors to be elected at the Annual Meeting. Accordingly, the four director nominees receiving the greatest number of votes cast “FOR” their election will be elected.

Our board of directors does NOT endorse any nominee of Engine Capital and unanimously recommends that you vote “FOR” the election of the individuals nominated by our board of directors: Sean Aggarwal, Jill Beggs, Ariel Cohen and Betsey Stevenson. Our board of directors urges you to disregard any materials and NOT to sign, return or vote using any [color] proxy card or [color] voting instruction form sent to you by or on behalf of Engine Capital, even as a protest vote. Voting to “WITHHOLD” with respect to any of Engine Capital’s nominees on a [color] proxy card or [color] voting instruction form sent to you by Engine Capital is NOT the same as voting for the nominees recommended by our board of directors because a vote to “WITHHOLD” with respect to any of Engine Capital’s nominees will revoke any WHITE proxy card that you have previously submitted.

If you have already voted using a proxy card or voting instruction form sent to you by Engine Capital, you can revoke it by: (i) executing and delivering a WHITE proxy card or WHITE voting instruction form, (ii) voting via the Internet using the Internet address on the WHITE proxy card or WHITE voting instruction form, (iii) voting by telephone using the toll-free number on the WHITE proxy card or WHITE voting instruction form or (iv) voting by ballot at the Annual Meeting. Only your latest-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you are a street name stockholder, the availability of telephone and Internet voting will depend on the voting process of the broker or nominee holding your shares.

You may receive solicitation materials from Engine Capital, including proxy statements and [color] proxy cards or [color] voting instruction forms. Information about Engine Capital’s nominees may be found in Engine Capital’s proxy statement. We are not responsible for the accuracy or completeness of any information provided by or relating to Engine Capital or its nominees contained in the solicitation material filed or disseminated by or on behalf of Engine Capital or any other statements that Engine Capital may make.

If you have any questions or require assistance with voting your shares, please contact our proxy solicitation firm, Innisfree M&A Incorporated:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022

Stockholders may call toll-free at (877) 750-0926 Banks and brokers may call collect at (212) 750-5833

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. During our fiscal year ended December 31, 2024, PwC served as our independent registered public accounting firm.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services billed to our company by PwC for our fiscal years ended December 31, 2023 and 2024.

	2023	2024
Audit Fees(1)	$6,258,782	$6,894,646
Audit-Related Fees(2)	–	–
Tax Fees(3)	17,208	–
All Other Fees(4)	900	252,000
Total Fees	$6,276,890	$7,146,646
(1)Audit Fees consisted of fees incurred for services rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements, professional consultations with respect to accounting issues, registration statement filings and issuance of consents and similar matters.
(2)Audit-Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)Tax Fees include the aggregate fees billed for services rendered for tax compliance, tax advice, and tax planning.
(4)All Other Fees include the aggregate fees for compliance-related services, assessments of climate reporting readiness, and access to online accounting and tax research software applications.
Auditor Independence
In making its recommendation to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025, our audit committee has considered whether services other than audit and audit-related services provided by PwC are compatible with maintaining the independence of PwC and has determined that PwC is independent.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the registered public accounting firm's independence. All services provided by PwC for our fiscal years ended December 31, 2023 and December 31, 2024 were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules and regulations of the SEC. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Lyft’s financial reporting process, Lyft’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Lyft’s consolidated financial statements. Lyft’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Lyft’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Lyft’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the audit committee’s review and discussions referred to in the bulleted list above, the audit committee recommended to the board of directors that the audited financial statements be included in Lyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Dave Stephenson (Chairperson)
Sean Aggarwal
Jill Beggs
David Lawee
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2020, we held our first Say-on-Pay vote and we currently hold our Say-On-Pay vote annually with the next Say-on-Pay vote to occur at our 2026 annual meeting of stockholders.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL REGARDING
AN ASSESSMENT OF LYFT’S USE OF ARTIFICIAL INTELLIGENCE
The New York City Teachers’ Retirement System, the New York City Employees’ Retirement System, the New York City Police Pension Fund, the New York City Fire Pension Fund (individually a “System,” collectively the “Systems”), and the AFL-CIO Equity Index Funds, represented by Segal Marco Advisors (collectively with the Systems, the “Proponents”) have given notice of their intention to present the proposal below at the Annual Meeting and have represented that, as of the date of the proposal submission, each of the Proponents had continuously held shares of our Class A common stock with a market value of at least $25,000 for at least one year and intends to continue to hold at least $25,000 of such securities through the date of the Annual Meeting. The address of the Systems is Municipal Building, One Centre Street, 8th Floor North, New York, NY 10007-2341. The address of AFL-CIO Equity Index Funds is c/o The Bank of New York Mellon, 240 Greenwich Street, New York, NY 10286. The proposal and the Proponents’ supporting statement appear below.
The board of directors opposes adoption of the proposal and asks stockholders to review our opposition statement, which follows the Proponents’ proposal and supporting statement.

Proposal and Supporting Statement by Stockholder Proponents
RESOLVED: Shareholders request that the Board of Directors of Lyft, Inc. (“Lyft”) commission and oversee an independent, third-party human rights assessment of Lyft’s use of artificial intelligence (“AI”). This assessment should seek to identify any adverse human rights impacts on Lyft’s drivers and rideshare customers and recommend remedies to mitigate them. The assessment, prepared at reasonable cost and omitting legally privileged, confidential, or proprietary information, should be publicly disclosed on the Lyft’s website.
Supporting Statement

Given Lyft’s leading role in the development and deployment of AI, investors believe that Lyft should have a due diligence process in place to ensure that its AI systems do not cause or contribute to violations of internationally recognized human rights. The United Nations’ Guiding Principles on Business and Human Rights urge companies to “know and show” that they respect human rights by adopting “a human rights due diligence process to identify, prevent, mitigate and account for how they address their impacts on human rights.”1

Lyft has recognized that its uses of artificial intelligence and machine learning may present risks, including those associated with algorithm development or use, the data sets used, and/or a complex, developing regulatory environment. Additionally, it has acknowledged that “AI algorithms or automated processing of data may be flawed and datasets may be insufficient or contain inaccurate or biased information, which can create discriminatory outcomes.”2

The use of AI to dynamically set rideshare rates raises human rights concerns about the potential for algorithmic discrimination against drivers and customers. Ride fares and driver compensation rates set by variable AI algorithms may violate the equal pay for equal work principle recognized by the United Nations’ Universal Declaration of Human Rights.3 It also raises questions about Lyft’s adherence to its own anti-discrimination policy covering riders and drivers.4

1 United Nations, “Guiding Principles on Business and Human Rights,” 2011, p. 16, https://www.ohchr.org/sites/default/files/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf.
2 Lyft, Annual Report (Form 10-K), at 32 (February 20, 2024).
3 See United Nations, “Universal Declaration of Human Rights,” 1948, https://www.un.org/en/about-us/universal-declaration-of-human-rights.
4 See Lyft, “Anti-Discrimination Policies,” https://help.lyft.com/hc/en-us/all/articles/115012923767.

A 2023 Columbia Law Review paper, “On Algorithmic Wage Discrimination,” stated that “[a]s a labor management practice, algorithmic wage discrimination allows firms to personalize and differentiate wages for workers in ways unknown to them, paying them to behave in ways that the firm desires, perhaps for as little as the system determines that the workers may be willing to accept.” It also noted: “the determinants that result in lower pay for women drivers are driven in large part by the structure of wage setting—by algorithmic wage discrimination.”5 Another study of rideshare algorithms in Chicago found that neighborhoods with larger non-white populations and higher poverty levels are associated with higher fare prices.6

For these reasons, we urge you to vote FOR this proposal.

Board of Directors’ Statement in Opposition

The board of directors, after careful consideration, has reviewed the proposal and determined that it is not in the best interests of the Company and its stockholders.

Lyft is committed to upholding high ethical standards in our business, including the development and deployment of AI. Our board of directors and its committees oversee Lyft’s corporate governance policies, including its Code of Business Conduct and Ethics that applies to all our team members, officers, and directors, to make sure they fit into our strategy of driving long-term stockholder value and align with our core values. Internal groups such as Lyft’s Culture of Ethics & Compliance Committee promote a corporate culture of ethics and compliance within Lyft, which also informs how we approach AI. Recognizing the AI landscape is rapidly evolving, Lyft is proactively working to employ AI in ethical and compliant ways that maximize benefits for Lyft and its users while also addressing potential risks and impacts. For example, we have a cross-functional AI Leadership Council – composed of senior leaders from legal, policy, product, engineering, data science, and security – to advise on AI governance. This group reports to the executive leadership team, and is responsible for assessing AI risks, developing Lyft’s policies and processes related to AI, and tracking developments in AI law, regulation, and best practices. We also have internal guidelines on the use of certain AI tools. The board of directors as well as its nominating and corporate governance committee receive periodic updates on Lyft’s AI practices and governance. We believe our existing governance structure, practices, and commitment to ethical conduct address the concerns raised in the proposal.

Lyft’s approach to AI governance, AI technology and deployment, and the AI regulatory landscape are rapidly evolving in ways that may render the report premature or obsolete. The implementation of the proposal would require significant resources that are better utilized supporting Lyft’s AI governance. AI technology and advancement, market best practices, and the regulatory environment surrounding AI are all dynamic and rapidly evolving and there is currently no industry standard for human rights assessment of AI use. We believe our current approach of monitoring these developments and adapting our AI governance and practices accordingly is more effective and efficient than investing in a singular, narrow report at this stage. Laws and regulations regarding AI are evolving and seek to ensure that AI is deployed with appropriate guardrails to address its potential risks, including any impact on human rights. Lyft is hopeful that policymakers will find the right balance that allows the development and use of AI while ensuring appropriate guardrails are in place against the potential risks. As Lyft tracks these regulatory developments, its AI governance program will ensure it “gets AI right” in ways that responsibly protect its users, as well as allow it to comply with these new obligations as they take shape. Committing to a specific, broad-ranging human rights assessment at this juncture is premature and would divert significant resources from our ongoing efforts to adapt to this evolving landscape.

The scope of the proposal is unreasonably broad and could encompass disclosure of confidential plans and initiatives, harming our competitive position. The proposal's call for a comprehensive human rights assessments of our
5 Veena Dubal, “On Algorithmic Wage Discrimination,” November 2023: https://columbialawreview.org/content/on-algorithmic-wage-discrimination/.
6 Akshat Pandey and Aylin Caliskan, “Disparate Impact of Artificial Intelligence Bias in Ridehailing Economy's Price Discrimination Algorithms,” July 30, 2021: https://doi.org/10.1145/3461702.3462561.

use of AI, machine learning, and algorithms, including any adverse human rights impacts to drivers and riders, is overly broad and could inadvertently require the disclosure of confidential or proprietary information. Given the broad implications of AI and machine learning across a range of business operations and matters, any report would need to consider and assess complex and confidential elements across the wide range of our products, services, and business considerations in order to provide stockholders with sufficient information to draw meaningful evaluations of our use of AI. This could include details regarding our algorithms, product strategies, and operational initiatives, which are crucial to our competitive position in the rideshare market. However, including such disclosure could be detrimental to Lyft's business and stockholder value.

The proposal would require significant resources that could be more effectively invested elsewhere in the Company and is premature given the rapidly developing nature of this field. Furthermore, the proposal is overly broad and as such, could potentially require the disclosure of strategic plans and initiatives, which would harm our competitive position. Lastly, the Company and our board of directors have already established ethical policies and oversight processes as part of our culture and are committed to the thoughtful development and deployment of AI.

Therefore, we recommend that stockholders vote AGAINST this proposal.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING AN ASSESSMENT OF LYFT’S USE OF ARTIFICIAL INTELLIGENCE.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2025. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David Risher	59	Chief Executive Officer and Director
Erin Brewer	53	Chief Financial Officer
Lindsay Llewellyn	42	Chief Legal Officer and Secretary
For Mr. Risher’s biography, see “Continuing Directors.”
Erin Brewer. Ms. Brewer has served as our Chief Financial Officer since July 2023. From May 2020 to October 2022, Ms. Brewer served as Managing Director Enterprise Finance at Charles Schwab & Co., Inc., a financial services company. From September 2018 to April 2020, Ms. Brewer served as Head of Strategy and Finance at Atlassian Corporation, a software development company. Previously, Ms. Brewer served in a variety of roles for McKesson Corporation from August 2005 to July 2018, most recently as EVP and Chief Accounting Officer from 2016 to 2018 and before that in a variety of senior investor relations, financial planning and analysis, and finance roles. Ms. Brewer also served as a board member for McKesson Ventures from 2016 to 2018. Ms. Brewer holds a B.S. in Accounting from Purdue University and an M.B.A. from the Haas School of Business at the University of California, Berkeley.
Lindsay Llewellyn. Ms. Llewellyn has served as our Chief Legal Officer and Secretary since July 2024. She previously served as our General Counsel and Secretary from November 2021 to July 2024, as our acting General Counsel from January 2021 to June 2021, as our Vice President, Associate General Counsel from June 2021 to November 2021 and from March 2017 to December 2020, as our Managing Counsel, Litigation from August 2015 to March 2017, and as our Litigation Counsel from September 2014 to August 2015. From 2008 to 2014, Ms. Llewellyn served as an associate at Winston & Strawn LLP, a law firm. Ms. Llewellyn holds a B.A. in Political Science and Communications from the University of Southern California and a J.D. from the University of California, College of the Law, San Francisco (formerly University of California, Hastings College of Law).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes our compensation philosophy, objectives and structure for the Named Executive Officers (“NEOs”) listed below.
•David Risher, Chief Executive Officer and member of our board of directors
•Erin Brewer, Chief Financial Officer
•Lindsay Llewellyn, Chief Legal Officer and Secretary
•Kristin Sverchek, former President
Executive Summary
Our approach to executive compensation continues to reflect our goals of attracting and retaining the most dynamic, innovative and skilled talent in a highly-competitive market, against both start-ups and larger, well-established technology companies. Our employees and executives are customer-obsessed and driven by our purpose: to serve and connect. Additionally, we strive to maintain a simple, fair and easy to understand executive compensation program that provides total compensation opportunities informed by our competitive market, and tailored to account for the specific needs and responsibilities of each position as well as the unique qualifications of each executive and their contributions to our business.
For 2024, the primary components of the compensation paid to our NEOs continued to be base salary and equity, except that, due to the performance-based equity award made to Mr. Risher when he became our Chief Executive Officer (“CEO”) in 2023, the primary components of his compensation consisted of base salary and an annual cash bonus opportunity. In 2024, we also provided for certain cash bonus compensation for Mses. Brewer and Llewellyn in connection with their new hire and promotion compensation arrangements (described further below). We balance our more limited cash compensation opportunities with the emphasis we place on equity compensation, which more closely aligns the interests of our NEOs with those of our stockholders and supports our focus on delivering long-term stockholder value. Highlights of our 2024 equity program include:
•2024 annual equity awards granted to our NEOs (other than Mr. Risher) were in the form of both time-based RSUs that vest over three years and performance-based RSUs (“PSUs”), which have a four-year performance period.
•We increased the emphasis on PSUs to 50% of the target value of each of our participating NEO’s 2024 annual equity awards, except for our CEO, who did not receive an equity award in 2024 as further described below.
•Consistent with the terms of his employment contract, Mr. Risher did not receive an equity award in 2024 because the board of directors and Compensation Committee intended for his 2023 PSU award granted in connection with his appointment as our CEO to be the sole equity award for the initial four years of his employment unless there are future unexpected changes in the Company’s business or other unforeseen factors that the board of directors or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him.
•Ms. Llewellyn received additional PSU and RSU awards in connection with her promotion to Chief Legal Officer.
Additional information on the equity awards granted to our NEOs in 2024 can be found in the section titled “2024 Equity Awards to NEOs” on page [•].
The table below shows the 2024 pay mix between base salaries, cash bonus, the grant date fair values of equity awards granted in 2024, and the non-equity incentive plan compensation for our NEOs that are set forth in the “Summary Compensation Table” on page [•] of this proxy statement.

Name	Base Salary (%)	Cash Bonus (%)	Equity (%)		Non-Equity Incentive Plan Compensation (%)
David Risher	57.8%	0.0%	0.0%	(1)	42.2%
Erin Brewer	15.2%	7.6%	77.2%		0.0%
Lindsay Llewellyn	6.7%	3.1%	90.2%		0.0%
Kristin Sverchek	6.3%	0.0%	93.7%		0.0%
(1)Mr. Risher received a PSU award upon his appointment to CEO in 2023, which is intended to be Mr. Risher’s sole equity award for the initial four years of his employment. Therefore, Mr. Risher did not receive an annual equity award in 2024 and is not expected to receive any incremental equity awards until 2027 unless there are future unexpected changes in the Company’s business or other unforeseen factors that the Board or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him.
Determining Executive Compensation
Role of Board, Compensation Committee and its Advisors
The Compensation Committee is responsible for recommending to the board of directors for approval the primary components of compensation for our NEOs. The Compensation Committee considers the scope and complexity of each executive’s role and impact to our business, market data, individual performance as well as the recommendations from Mr. Risher (except with respect to his own compensation), and makes recommendations to the board of directors for approval. Individual performance evaluations are typically conducted in the fourth quarter of each year prior to setting the compensation for the following year, and for Mr. Risher specifically, the board of directors also assesses CEO performance across the Company's core values including leadership, customer experience, talent development, and ability to create an inclusive environment. The board of directors also considers feedback gathered in connection with a 360-performance review that takes into account alignment with our values. The board of directors considers the Compensation Committee’s recommendations as well as these same factors considered by the Compensation Committee in approving compensation for the NEOs.
The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee engaged Pay Governance, a leading independent compensation consulting firm to serve as its independent compensation consultant. Pay Governance provides consulting services to more than 10% of the S&P 500 and has been retained by the Compensation Committee since 2017. Pay Governance advises our Compensation Committee on general marketplace trends in executive compensation, makes or reviews proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to how our compensation practices compare with those of other companies. Pay Governance does not provide any services to Lyft other than as directed by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the Nasdaq, and concluded that there are no conflicts of interest regarding the work that Pay Governance performs for the Compensation Committee and that Pay Governance satisfies the independence standards under Nasdaq.
Role of Management
Our Chief People Officer reviews our executive compensation practices against our peer companies and provides input to Mr. Risher on market levels of compensation. Based on his review of each executive’s performance and input from our Chief People Officer and Pay Governance, Mr. Risher provides the Compensation Committee and the board of directors with compensation recommendations for all of our NEOs other than himself.
Comparative Market Data (Peer Group)
In making its recommendation to the board of directors on compensation arrangements, for our NEOs, the Compensation Committee reviews market data for executive compensation using relevant published survey data as well as compensation data from the proxy statements of our peer group, discussed below. The market data elements that were reviewed included base salary, target bonus, target total cash, long term incentive value and total target compensation.
Each year our Compensation Committee reviews, with assistance from Pay Governance and input from management, the then-current compensation peer group and selection criteria used for determining the peer group. While the Compensation Committee believes there is value in understanding market practices for similarly-sized public companies, the Compensation Committee also recognizes that we are a company with a transformative business model and that there are a limited number of directly comparable companies of similar size to Lyft. In addition, we compete in a highly-competitive talent market for executive, engineering and other key talent against both start-ups and larger, well-established technology companies. Based on our experience, we do not believe non-technology companies in industries like transportation and logistics are the appropriate comparables for our business. Given these factors, in reviewing our peer group, the Compensation Committee focused on U.S. publicly-traded technology companies based on the following targeted selection criteria:

Criteria	Detail
Revenue	Approximately 33% to 300% of Lyft’s revenue
Market Capitalization	Approximately 25% to 400% of Lyft’s market cap
Headcount	33% to 300% of Lyft’s headcount
Location	Preference for companies principally located in the San Francisco Bay Area
Other	Preference for companies that help position Lyft at/close to the median for market capitalization
Using the criteria described above, the Compensation Committee approved the following 25 companies as the peer group for fiscal 2024:

Affirm Holdings, Inc.	Dropbox, Inc.	RingCentral, Inc.	Viasat, Inc.
Alteryx, Inc.	Etsy, Inc.	Shutterstock, Inc.	Yelp Inc.
AppFolio, Inc.	Five9, Inc.	SoFi Technologies, Inc.	Zillow Group, Inc.
Asana, Inc.	GoDaddy Inc.	Squarespace, Inc.	ZipRecruiter, Inc.
Box, Inc.	Guidewire Software, Inc.	Toast, Inc.
Carvana Co.*	Nutanix, Inc.	Tripadvisor, Inc.
Compass, Inc.*	Pure Storage, Inc.	Teladoc Health, Inc.
*New peer company for fiscal 2024

For fiscal 2024 compensation decisions, the Compensation Committee revised the previous peer group to exclude Coupa Software, Inc. because it was acquired, New Relic, Inc. because it was under agreement to be taken private, as well as Overstock.com, Inc., Smartsheet Inc. and Workiva Inc., based on factors including revenue size and location. Carvana Co. and Compass, Inc. were added to the peer group, as each such company met substantially all of the selection criteria described above.
At the time the fiscal 2024 peer group was approved in Q4 of 2023, Lyft’s market capitalization approximated the median and Lyft’s revenue for the last four quarters was above the 90th percentile.
Stockholder Advisory Vote
Our board of directors has determined to hold an advisory vote on our executive compensation program on an annual basis. This provides our stockholders with an opportunity to provide feedback on our executive compensation program each year. At our annual stockholder meeting in 2024, we received approximately 72% support for our 2023 executive compensation program.

While we still received a majority favorable vote by stockholders, the Compensation Committee viewed the lower level of support relative to prior years as an opportunity to gain a more detailed understanding of our stockholders’ views relating to executive compensation and to respond to any specific questions or concerns related to our program. Since our last Say on Pay vote, we met with several of our largest stockholders and engaged in conversations covering a broad range of topics including our strategy, operations, governance, as well as executive and broader equity compensation.
Based on these conversations and comments provided by two prominent U.S proxy advisory firms, we believe the lower level of support was primarily driven by three items, which include:
•2023 CEO new hire award. Stockholders recognized that the PSU award contained very rigorous performance goals, but expressed some concerns around the magnitude of this award. To address this:
◦Consistent with the terms of Mr. Risher’s employment agreement, we did not make a new grant to our CEO in 2024 (or 2025) and no incremental grants are expected until 2027.
◦100% of our CEO’s equity pay is tied to PSUs that include rigorous stock price goals.
◦To date, our CEO has achieved one of the nine performance goals.
◦For the next goal to be achieved, we must sustain a $20 stock price (on average) for 90 consecutive calendar days prior to the end of the performance period. For all goals to be achieved, we must sustain an $80 stock price (on average) for 90 consecutive days.
•Incentive-based pay. Stockholders expressed a desire for more incentive-based pay tied to measurable metrics. To address this:
◦For fiscal 2024, we increased the emphasis on PSUs to 50% for annual grants to our NEOs. This is an increase from 30% in fiscal 2023 and 0% in fiscal 2022.
◦For fiscal 2025, we adopted a new performance-based annual cash incentive plan that applies to each of our continuing NEOs. The new bonus opportunity was taken into account in planning for fiscal 2025 annual equity awards such that the target fiscal 2025 annual equity values were lower than they would have been had we not adopted a new cash incentive plan.
◦100% of our CEO’s equity pay continues to be linked to PSUs with rigorous stock price goals.
•Stock-based compensation expense (SBC) and Dilution. Stockholders expressed a desire for us to reduce ongoing SBC to mitigate stockholder dilution and accelerate GAAP profitability. To address this:
◦We have reduced our annual SBC significantly over the past several years.
◦Our annual SBC has declined sequentially: $751 million, $485 million and $331 million in fiscal years 2022, 2023 and 2024, respectively.
◦Beginning in the fourth quarter of 2024, we shifted our tax withholding method for equity awards from “sell to cover” to net share settlement for all employees. In February 2025, we announced that our board of directors had authorized a program for the repurchase of up to $500 million of our Class A common stock. Both of these actions aim to further offset dilution.
2024 Executive Compensation
Base Salary
We use base salary to provide a fixed amount of cash compensation to our NEOs for their services. During fiscal 2024, none of our NEOs received a salary increase except for Ms. Llewellyn whose base salary was increased from $450,000 to $650,000 in connection with her promotion to Chief Legal Officer in July 2024, based on her new role. As of the end of fiscal 2024, we aligned the annualized base salaries of all our NEOs to $650,000 per year, except Mr. Risher, who received $725,000.
Cash Bonus
We have not historically maintained a cash bonus program because we primarily use equity compensation as the element of compensation to recognize and reward NEOs for performance achievement that drives our business success and we did not establish a formal corporate bonus plan for all NEOs for fiscal 2024. In fiscal 2024, cash bonuses were paid to Mr. Risher for his performance as our CEO, to Ms. Brewer as part of her new hire compensation package and to Ms. Llewellyn in connection with her promotion as our Chief Legal Officer.
CEO Incentive Bonus
Under the CEO Employment Letter, Mr. Risher has an annual target bonus opportunity equal to 100% of his base salary for each fiscal year that he is employed with the Company based on achievement of performance goals set by the board of directors or the Compensation Committee. The Compensation Committee and the Board believed that setting an annual cash bonus for the CEO remained appropriate for fiscal year 2024 to emphasize the importance of achieving certain performance goals for the fiscal year that incentivize creating long-term stockholder value. For fiscal year 2024, the Compensation Committee recommended, and the Board approved, an annual cash bonus for Mr. Risher based on performance goals consisting of Gross Bookings and Adjusted EBITDA, each weighted 50% and a threshold achievement of both targets required for payout. Gross Bookings and Adjusted EBITDA were selected due to their ability to measure the Company’s financial health and operational success. These performance target levels were selected and designed to focus Mr. Risher on increasing Gross Bookings and Adjusted EBITDA, in each case, as reported by the Company in its public reporting, which the Compensation Committee and board of directors believe will increase stockholder value consistent with our overall growth strategy. The target bonus was set at $750,000 or 100% of Mr. Risher’s base salary with maximum achievement at 150%, with achievement with respect to each measure based on a straight line linear interpolation between threshold and maximum. For fiscal 2024, Mr. Risher received a performance bonus of $530,054, which was 73.1% of his target bonus.

	Gross Bookings	Adjusted EBITDA (1)	% Payout
	($ in billions)	($ in millions)
Threshold	$16.10	$338.0	50%
Target	N/A	N/A	N/A
Maximum	$18.23	$456.0	150%
Actual Performance	$16.10	$382.4
(1)Adjusted EBITDA is a non-GAAP financial measure. Please see the explanation of non-GAAP measures as well as the reconciliation from GAAP to non-GAAP measures contained in Appendix A under the sections titled “Supplemental Information About Financial Measures” and “GAAP to Non-GAAP Reconciliations.”
Brewer Signing Bonus
Pursuant to the Brewer Employment Letter in connection with her appointment as our Chief Financial Officer in July 2023, Ms. Brewer received a signing bonus of $650,000, half of which was paid within thirty (30) days of her start date, and the other half was paid within 30 days of the twelve-month anniversary of her start date in 2024.
Llewellyn Retention Bonus
On July 22, 2024 the Company entered into a letter agreement with Lindsay Llewellyn, pursuant to which Ms. Llewellyn became the Company’s Chief Legal Officer. Pursuant to the letter agreement, Ms. Llewellyn received a retention bonus of $500,000, with 50% payable within 30 days after the Effective Date and the remaining 50% payable within 30 days after the first anniversary of the Effective Date. Ms. Llewellyn must remain employed through the payment date in order to receive the retention bonus. However, if Ms. Llewellyn is terminated by the Company without Cause, any unpaid portion of the retention bonus will be paid to Ms. Llewellyn subject to the signing and not revoking the release of claims required by Lyft’s Executive Change in Control and Severance Plan (the “Severance Plan”). “Cause” will have the same meaning as in the Severance Plan. Ms. Llewellyn must repay a prorated portion of the first 50% payment if she resigns during the first 12 months after the Effective Date. The Compensation Committee and board of directors believed that the retention bonus was appropriate in order to recognize Ms. Llewellyn’s increased responsibilities in connection with her promotion and in consideration of market practice.
2024 Equity Awards to NEOs
We have historically used equity compensation as our primary element of compensation and to differentiate compensation levels among our NEOs. We believe that emphasizing equity compensation for our NEOs encourages them to have a long-term focus since the value of their equity compensation depends on the performance of our stock over multiple years. The size of equity awards is determined by the Compensation Committee and board of directors after consideration of market data as described further above in “Comparative Market Data (Peer Group)”, input from our CEO as well as the scope of responsibilities of each NEO and their impact on our business.
In 2024, we continued to use a combination of time-based RSUs and PSUs for our NEOs (other than Mr. Risher, who did not receive an equity award) but increased the emphasis on PSUs. PSUs constituted 50% of each NEO’s target annual equity value, an increase from 30% in 2023, in order to further align executive compensation and stockholder returns. PSU awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder.
The time-based RSUs granted in connection with our 2024 annual equity award program vest based on NEO's continued employment in twelve equal installments over a three-year period in accordance with the Company’s standard quarterly vesting schedule. RSU awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder.
The PSUs granted in connection with our 2024 equity award program become eligible to vest upon the attainment of goals for our stock price within defined performance periods, plus a further requirement of continued service through the eligible vesting date. The PSUs are divided into four tranches, each with its own performance period, performance condition and minimum vesting period. Each tranche is eligible to vest based on the achievement of a stock price goal over a consecutive 90 calendar day period during the performance periods applicable to the tranche, as set forth in the table below. The approach of using stock price as the performance criteria was selected based on a desire to further strengthen the alignment between pay and performance for our NEOs and to create alignment between the compensation program of our CEO and our other NEOs. To earn 100% of the PSUs would require our stock price to appreciate by approximately 75% from the starting price of $17.03, which was the 20-day average closing stock price starting on February 16, 2024.
The following table shows a summary of the performance-related terms for each tranche of the PSUs, including performance period and stock price goal. 25% of the PSUs were eligible to be earned based on attainment of each of the four stock price goals. The stock prices were determined using a 15% year-over-year increase from a stock price equal to the 20-day average closing stock price starting from February 16, 2024. In addition to the stock price goals, the PSUs also require continued service through the later of the first eligible vesting date, as shown in the table below, and the date the Compensation Committee certifies the attainment of the applicable performance condition. The first eligible vesting date is tied to the number of years after the grant date of the PSU award and represents the date the NEO will need to be employed in order to receive the vested award, if the performance conditions have been met for each designated performance period. This feature was included to ensure that even if all of the stock price goals are achieved relatively soon, these PSUs will continue to provide four years of retention and stockholder alignment.

Tranche	Performance Period (measured from the date of grant)	% of PSUs	Performance Condition (Price per Share)	First Eligible Vesting Date
1	Two years	25%	$19.58	4/20/2025
2	Three years	25%	$22.52	4/20/2026
3	Four years	25%	$25.90	4/20/2027
4	Four years	25%	$29.79	4/20/2028

If the average closing price of the Company’s Class A common stock fails to reach the stock price goal for a particular tranche of the PSUs over a consecutive 90 calendar day period during the designated performance period, or if the participant terminates service to the Company before achieving a performance condition, or terminates service prior to the first eligible vesting date, no portion of that tranche will vest (except in the limited circumstances described below for a qualifying termination of employment within three months prior to a Change in Control (as defined in our 2019 Plan)). The stock price goals and number of shares of the Company’s Class A common stock underlying the PSUs will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events under our 2019 Plan.
The following table shows the grant date fair values of equity awards granted to our NEOs in 2024. The values our NEOs may realize from these awards depend on our stock price as these awards vest and settle over the vesting period, and may be different than the values shown below.

	Grant Date Fair Value ($)(1)
Name	Promotion RSU(2)	Promotion PSU(3)	Annual RSU(2)	Annual PSU(3) (4)	Total ($)
David Risher	-	-	-	-	-
Erin Brewer	-	-	1,698,888	1,602,453	3,301,341
Lindsay Llewellyn	2,176,048	977,775	2,072,641	1,954,988	7,181,452
Kristin Sverchek	-	-	3,295,829	3,108,742	6,404,571
(1)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718 considering any valuation assumptions discussed in Note 2 "Summary of Significant Accounting Policies - Stock-based Compensation" and Note 12 "Common Stock and Employee Stock Plans" in the footnotes of our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant.
(3)The grant date fair value of these equity awards ranges from $8.07 to $16.09 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(4)Mr. Risher received a PSU award upon his appointment to CEO in 2023, which is intended to be Mr. Risher’s sole equity award for the initial four years of his employment. Therefore, Mr. Risher did not receive an annual equity award in 2024 and is not expected to receive any incremental equity awards until 2027, unless there are future unexpected changes in the Company’s business or other unforeseen factors that the Board or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him.
2024 Continuing Equity for CEO
The sole equity award granted in 2023 to Mr. Risher under the CEO Employment Letter consists of PSUs that are 100% performance-based. During 2024, the board of directors and the Compensation Committee continued to intend for these PSUs to be the only equity award that Mr. Risher receives during his initial four years of employment in his role as CEO, unless there are future unexpected changes in the Company’s business or other unforeseen factors that the board of directors or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him. None of Mr. Risher’s PSUs vest solely based on continued employment.
The PSUs granted to Mr. Risher in 2023 cover a total of up to 12,250,000 shares of the Company’s Class A common stock. The PSUs become eligible to vest upon the attainment of nine stock price targets over a five-year performance period beginning on April 17, 2023. As shown in the table below, the stock price targets require significant increases from the base price of $10.00 per share. The base price reflects the average of the closing price of our Class A common stock over the consecutive 30-trading day period up to and including March 24, 2023 (the last trading day before the grant approval date).
The following table shows a summary of each tranche, including the number of PSUs eligible to vest per tranche and the applicable stock price target.

Tranche	Company Stock Target Price	Percentage Price Increase over Base Price	PSUs Eligible to Vest
1	$15.00	50%	1,225,000
2	$20.00	100%	1,225,000
3	$25.00	150%	1,470,000
4	$30.00	200%	1,470,000
5	$40.00	300%	1,715,000
6	$50.00	400%	1,715,000
7	$60.00	500%	1,102,500
8	$70.00	600%	1,102,500
9	$80.00	700%	1,225,000
Total			12,250,000
The stock price target of $15.00 for the first tranche was achieved and vested during the second quarter of 2024. None of the other tranches was achieved during 2024.
Other important features of the PSU award include:
•100% performance-based: no portion of the award is eligible to be earned based on continued service alone.
•Sustained stock price requirement: to earn the shares tied to each tranche, our average stock price must remain at or above the applicable goal for 90 consecutive calendar days. This requires that the stock price growth is sustained for a meaningful period in order for the shares to be eligible to vest.
•Additional time-based vesting after a goal is attained: once achievement of a stock price target has been certified by the Compensation Committee, 50% of the PSUs in the applicable tranche will vest. Subject to continued service, the remaining 50% will vest on the one year anniversary of such certification. The PSUs are subject to Mr. Risher’s continued service as our CEO with us through the applicable vesting dates.
•No additional awards during initial employment term: the Compensation Committee intends for this award to be the only equity award Mr. Risher receives during the first four years of his tenure as our CEO.
In the event of a Change in Control (as defined in our 2019 Plan and as described under the section titled “Potential Payments Upon Termination or Change in Control” on page [•] of this proxy statement) of the Company before the end of the performance period, the price in the Change in Control will be used to measure attainment of the stock price targets shown above. For the single tranche (if any) that has a stock price target that is immediately above the Change in Control price (and to the extent not previously achieved), linear interpolation will be used to provide prorated vesting of that tranche. Immediately prior to the closing of the Change in Control, all PSUs earned based on the Change in Control price will vest and any unearned PSUs will be forfeited.
In the event of termination of Mr. Risher’s employment for any reason, any portion of the award for which the applicable stock price target has not been achieved generally will be forfeited. If Mr. Risher experiences an involuntary termination of employment by the Company without “cause” (and not due to his death or disability), or if Mr. Risher resigns with “good reason”, any unearned PSUs will remain outstanding and eligible to vest if one of the stock price targets is achieved (for the requisite 90 calendar day period) within two months after the date of his termination.
Mr. Risher’s award is also subject to our Clawback Policy, as amended on October 2, 2023, as it may be further amended from time to time in order to comply with the requirements of applicable law or the rules of the stock exchange upon which the Company’s Class A common stock is listed.
The CEO Employment Letter also provides that Mr. Risher will be eligible to participate in the Company’s Executive Severance Plan. For additional details on payments that may be due to Mr. Risher in certain termination scenarios, see “Potential Payments Upon Termination or Change in Control” beginning on page [•].
For more information regarding additional costs related to Mr. Risher’s personal security, see the section titled “Executive Perquisites and Benefits” on page [•] of this proxy statement.

Llewellyn Promotion Equity Awards
Pursuant to her letter agreement, Ms. Llewellyn was granted (i) an award of PSUs covering 114,796 shares of the Company’s Class A common stock and (ii) two awards of RSUs covering a total of 176,341 shares of the Company’s Class A common stock. The first RSU award of 110,213 shares was intended to align Ms. Llewellyn to other continuing NEOs, whereas the second RSU award of 66,128 shares was intended to represent 50% of Ms. Llewellyn’s target annual value for her role as Chief Legal Officer. The RSUs are scheduled to vest in twelve equal installments over a three-year period in accordance with the Company’s standard quarterly vesting schedule, in each case subject to Ms. Llewellyn’s continued service through the applicable vesting date. For further details regarding the PSUs, please see the “2024 Equity Awards to NEOs” above.
In the event of a Change in Control (as defined in our 2019 Plan and as described under the section titled “Potential Payments Upon Termination or Change in Control” on page [•] of this proxy statement) of the Company before the end of a performance period, the price in the Change in Control will be used to determine performance of performance condition(s). For the single tranche (if any) that has a performance condition that is immediately above the Change in Control price (and to the extent not previously achieved), linear interpolation will be used to provide prorated vesting of that tranche. Immediately prior to the closing of the Change in Control, all PSUs earned based on the Change in Control price will vest and any unearned PSUs will be forfeited. In the event of termination of a participant’s employment for any reason, any PSUs for which a performance condition has not been achieved generally will be forfeited to the Company upon termination. If, within three months prior to a Change in Control, Ms. Llewellyn experiences a termination of employment by the Company without Cause (and not due to death or disability), or if Ms. Llewellyn resigns with Good Reason, any unearned PSUs will remain outstanding and eligible to vest based on the achievement of performance conditions based on the Change in Control Price, as described above. The PSUs will be subject to our Clawback Policy, as amended on October 2, 2023, as it may be further amended from time to time in order to comply with the requirements of applicable law or the rules of the stock exchange upon which the Company’s Class A common stock is listed.
2025 Compensation Decisions
In February 2025, the Compensation Committee and board of directors conducted their annual executive compensation review and made fiscal 2025 compensation decisions for our continuing NEOs as set forth below. In making these decisions, the Compensation Committee and board of directors considered a competitive analysis of market data of our compensation peer group, the performance of the Company in 2024 and the Company’s 2025 operating and financial goals as well as the other factors described in “Role of Board, Compensation Committee and its Advisors” above.
•Maintained base salaries of NEOs.
•Expanded annual cash bonus opportunity to all NEOs as described below.
•Continuing NEOs 2025 equity awards will be composed of 50% PSUs, with 25% of the shares subject to such PSUs vesting upon the achievement of each of four specified stock price targets, and 50% RSUs that vest quarterly over a three-year period.
•Cash bonus was awarded to Ms. Llewellyn in connection with her interim role as Chief People Officer.
Cash Performance Bonus to Continuing NEOs
Mr. Risher has an annual target bonus opportunity equal to 100% of his base salary for each fiscal year that he is employed with the Company based on achievement of performance goals set by the Board or the Compensation Committee. For fiscal year 2025, the Compensation Committee recommended, and the board of directors approved, an annual cash bonus for all NEOs based on performance goals consisting of Gross Bookings and Adjusted EBITDA, each weighted 50% and threshold achievement of both targets required for payout. These performance target levels were selected and designed to focus the NEOs on increasing Gross Bookings and Adjusted EBITDA, in each case, as reported by the Company in its public reporting, which the Compensation Committee and board of directors believe will increase stockholder value consistent with our overall growth strategy. The target bonus has been set at 100% of Mr. Risher’s base salary, and 50% for all other NEOs’ base salary, with maximum achievement at 150%, with achievement with respect to each measure based on a straight line linear interpolation between threshold and maximum.
For 2025, Mr. Risher was given an additional bonus opportunity equal to a target of $1,000,000 and based on the same metrics and weightings described above. The incremental $1,000,000 cash bonus opportunity was given to drive performance and accountability against the Company’s Gross Bookings and Adjusted EBITDA goals specific to fiscal year 2025.
Other Cash Bonus
In November 2024, Ms. Llewellyn assumed interim responsibility for the Company’s People function. In connection with her interim service, she received a cash bonus payment of $200,000 in the first quarter of 2025. The cash payment is subject to pro-rated repayment if Ms. Llewellyn is terminated for cause or leaves voluntarily within 12 months of the February 2025 cash bonus award. Ms. Llewellyn continues to serve as Lyft’s interim Chief People Officer as of the date of this proxy statement and is not expected to receive any additional compensation for her interim service for this role during 2025.
2025 Equity Awards to Continuing NEOs
In March 2025, we continued to use a combination of time-based RSUs and PSUs for our NEOs but increased the emphasis on performance-based equity. For NEOs who received annual equity awards in fiscal 2025, the percentage of PSUs remained at 50% of each NEO’s target annual equity value. PSU awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder.
The RSUs granted in connection with our 2025 annual equity award program vest based on NEO's continued employment in twelve equal installments over a three-year period in accordance with the Company’s standard quarterly vesting schedule.
The PSUs granted in connection with our 2025 equity award program continue to be 100% performance-based. The PSUs become eligible to vest upon the attainment of goals for our stock price within defined performance periods, plus a further requirement of continued service through the eligible vesting date. The PSUs are divided into four tranches, each with its own performance period, performance condition and minimum vesting period. Each tranche is eligible to vest based on the achievement of a stock price goal over a consecutive 90 calendar day period during the performance periods set forth below. To earn 100% of the PSUs would require our stock price to appreciate by approximately 75% from the starting price of $13.53, which is the 20 day average closing stock price starting on January 24, 2025.
The following table shows a summary of each tranche and the applicable stock price goal. For our NEOs who received PSUs in connection with our 2025 equity award program, 25% of their PSUs are eligible to be earned based on attainment of each of the four stock price goals. The stock prices below were determined using a 15% year-over-year increase from a stock price equal to the 20 day average closing stock price starting from January 24, 2025. In addition to the stock price goals, the PSUs also require continued service through the later of the first eligible vesting date and the date the Compensation Committee certifies the attainment of the applicable performance condition.

Tranche	Performance Period (measured from the date of grant)	% of PSUs	Performance Condition (Price per Share)	First Eligible Vesting Date
1	Two years	25%	$15.56	2/20/2026
2	Three years	25%	$17.89	2/20/2027
3	Four years	25%	$20.57	2/20/2028
4	Four years	25%	$23.66	2/20/2029
Other Compensation Information
Executive Perquisites and Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We believe in a simple approach to executive compensation that focuses on competitive base salaries combined with competitive long-term incentive award opportunities. We generally do not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties or to address bona fide safety and security concerns. Consistent with this philosophy, the general health, wellness, and retirement benefits provided to our NEOs are consistent with those provided to other full-time, salaried employees. Our NEOs also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.
Pursuant to the terms of the CEO Employment Letter, we engaged a third-party consulting firm to perform an assessment of security risks to our CEO. As a result of this assessment, in 2024 we paid for costs related to personal security and maintaining a security program for Mr. Risher. We consider these arrangements to be reasonable, necessary and for the Company’s benefit. While we do not view these security arrangements as personal benefits, the compensation received in 2024 by Mr. Risher in relation to the security program, as determined under SEC rules, is set forth in the “Summary Compensation Table” on page [•] of this proxy statement.
Succession Planning
One of the most critical roles of our board of directors is to oversee annual succession planning, executive compensation, and leadership development. The Compensation Committee periodically reviews and discusses with the board of directors and, as the Compensation Committee deems appropriate, the Nominating and Corporate Governance Committee, corporate succession plans for our executive officers. As part of this process, plans for the development, retention, and, if necessary, replacement of our Chief Executive Officer and our other executive officers are conducted. Successors for key roles in our organization are identified based on our core values, role-related skills, individual performance, and potential. In connection with the process, we also take note of any talent gaps and formulate individualized plans to support ongoing leadership development.
Executive Stock Ownership Guidelines
We maintain stock ownership guidelines establishing a minimum share ownership requirement for our CEO and other executive officers. The stock ownership guidelines provide that our CEO must hold shares of our common stock with a value equal to five times their annual base salary and other executive officers must hold shares of our common stock with a value equal to three times their annual base salary. Our executive officers generally have until the later of March 12, 2024 or, if applicable, five years after the date they are hired or become subject to the guidelines to comply with the minimum stock ownership requirement. Ownership is defined as shares or equivalents owned outright. Unvested RSUs and options for shares of our common stock whether or not vested are not considered owned for this purpose. Compliance is measured annually at the end of our fiscal year (December 31st) based on year-end stock price and then reviewed by the Compensation Committee in the first regularly scheduled Compensation Committee meeting of the subsequent year. Once a covered executive has satisfied the guidelines as of an annual review (such date, the “measurement date”), the executive will be deemed to have continued to satisfy the guidelines regardless of subsequent stock price declines, as long as the executive continues to own as of the last day of each future fiscal year the number of shares required to meet the guideline as of the measurement date.
As of December 31, 2024, the ownership of our CEO and Ms. Brewer have exceeded the current guidelines. Other NEOs have time remaining before the five-year deadline to comply with the ownership levels.
Insider Trading Policy; Hedging and Pledging Policy
As described above, our board of directors has adopted an Insider Trading Policy in order to take an active role in the prevention of insider trading violations by our executive officers, non-employee directors, employees and other related individuals. In addition to forbidding the trading of securities (of Lyft or otherwise) based on material nonpublic information, the Insider Trading Policy strictly prohibits hedging or pledging of Lyft securities, as well as engaging in any other derivative securities transaction, using Lyft securities as collateral for loans, and holding Lyft securities in margin accounts. We believe the Insider Trading Policy is aligned with current market governance best practices and will continue to monitor industry trends on an ongoing basis.

Clawback Policy
We maintain an Executive Compensation Clawback Policy applicable to our current and former executive officers. Our board of directors amended and restated our Clawback Policy, effective as of October 2, 2023. Our Clawback Policy provides that, in the event that our financial statements filed with the SEC are subject to a material negative restatement less than three years after the original filing date of such financial statements upon which an executive officer’s incentive compensation was calculated or determined, then we have the right to recover from such executive officer (and/or to cancel, without payment of any consideration whatsoever, to the extent not yet paid or delivered) an amount corresponding to any performance-based compensation (including any cash bonus or equity-based award), which will be the amount that we determine would not have been granted, vested or paid had our financial results as originally reported been equal to our financial results as subsequently restated.
Post-Termination Compensation
Upon recommendation of our Compensation Committee, our board of directors has adopted the Executive Severance Plan to provide standardized payments and benefits to the NEOs in the event of certain qualifying terminations, including an involuntary termination of employment without “cause” or a termination with “good reason”. Our Executive Severance Plan does not provide for benefits in the event of a termination for cause, due to death or disability, or for a voluntary termination without good reason. This Executive Severance Plan was developed with input from Pay Governance regarding severance practices at comparable companies and requires a “double-trigger” for the acceleration of any equity awards in connection with a change in control. We believe that these provisions support our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value and maintain executive focus regardless of a potential or actual change of control event.
The PSU awards granted in 2023 and 2024 to NEOs contain the following special rights in connection with a termination or change in control:
•In the event of a change in control of the Company before the end of the performance period, the PSU award may be eligible to vest if the price in the change in control satisfies any of the stock price targets not yet achieved under the award. For the single tranche (if any) that has a stock price target that is immediately above the change in control price, linear interpolation will be used to provide prorated vesting of that tranche. As of immediately prior to the closing of the change in control, any portion of the PSU award that is earned based on the change in control price will vest and any remaining unearned portion will be forfeited.
•With respect to the 2023 PSU award granted to Mr. Risher, in the event of his involuntary termination and provided that Mr. Risher satisfies the requirements for receiving severance under the Executive Severance Plan, then to the extent any Stock Price Goal applicable to a tranche is achieved within the two-month period following such involuntary termination, the tranche will vest.
•An involuntary termination without achievement of the applicable stock price target does not entitle the NEO to vesting under any PSU award granted in 2023 or 2024 to him or her.
We maintain a Death/Disability Benefit Policy that provides each of our eligible employees, including our NEOs (or their estates, as applicable), certain company-paid health care premiums and accelerated vesting of their time-based equity awards (with the aggregate value of accelerated vesting not to exceed $10 million), upon such employee’s death or “disability” subject to the terms and conditions set forth therein.
We also believe that these protections serve our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. For more information, see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page [•] of this proxy statement.
Sverchek Separation Agreement
In July 2024, we entered into a separation agreement with Ms. Sverchek, pursuant to which Ms. Sverchek transitioned from her role as the Company’s President, effective as of August 20, 2024 (the “Separation Date”). Pursuant

to the terms of her agreement, Ms. Sverchek received a $650,000 lump-sum cash payment (which was equal to approximately 12 months of her annual base salary), 100% vesting of the unvested portion of the restricted stock units (“RSUs”) granted pursuant to the agreement between the Company and Ms. Sverchek entered into on April 26, 2023 (the “Letter Agreement”), and a lump-sum cash payment equal to the sum of the cost of COBRA premiums for 12 months, plus a cash payment of $487,500 (reflecting payment in an amount equal to the bonus payable under the Letter Agreement, but prorated to reflect Ms. Sverchek’s months of employment in 2024) and transitioned to a consulting position in August 2024, pursuant to which she provided advisory services to the Company following her employment separation. In exchange for such severance benefits, Ms. Sverchek agreed to a release of claims in favor of the Company and she is additionally required to comply with certain post-employment non-solicitation and non-disparagement obligations during the period that is 12 months following the Separation Date.
Under the consulting agreement we entered into with Ms. Sverchek dated as of her Separation Date, Ms. Sverchek served as an advisor to the Company until November 30, 2024, including services to ensure an orderly transition of her role. As compensation for such advisory services, Ms. Sverchek received a monthly retainer of $10,000 and outstanding equity awards held by Ms. Sverchek continued to vest, provided that Ms. Sverchek remained a service provider to the Company through the applicable vesting date.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain current and former officers within the meaning of Section 162(m) of the Code to $1 million per individual per year.
Generally, we have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in setting compensation and do not currently have any immediate plans to do so. We may, in our judgment, authorize compensation payments that are not fully tax deductible when we believe that such payments are appropriate to attract and retain executive talent or meet other business objectives.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase our equity securities and other stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Equity Award Granting Practice
We have not granted stock options or other similar types of awards as part of our equity compensation programs since prior to 2017. RSUs, PSUs or other types of equity awards that we grant to directors, officers and employees do not include an exercise price.
Risk Considerations
The Compensation Committee, in cooperation with its independent compensation consultant and our management team, reviewed our 2024 compensation programs. The Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability and long-term stockholder value creation.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the members of the Compensation Committee of the board of directors:

David Lawee (Chair)
Sean Aggarwal
Ariel Cohen
Janey Whiteside
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table
The amounts below represent the compensation awarded to or earned by or paid to our NEOs for the year ended December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David Risher	2024	725,000	—	—	530,054	66,185	1,321,239
Chief Executive Officer and member of our board of directors	2023	514,969	4,250,000	73,322,375	—	150,683	78,238,027
Erin Brewer	2024	650,000	325,000	3,301,341	—	9,189	4,285,530
Chief Financial Officer	2023	300,000	325,000	21,257,110	—	1,550	21,883,660
Lindsay Llewellyn	2024	534,516	250,000	7,181,452	—	8,825	7,974,793
Chief Legal Officer and Secretary
Kristin Sverchek	2024	430,000	—	6,404,571	—	1,651,840	8,486,411
President	2023	650,000	—	5,334,032	650,000	2,950	6,636,982
	2022	537,692	—	—	—	1,646	539,338
(1)For Ms. Brewer, the 2024 amount reflects one half of a $650,000 one-time bonus paid within thirty (30) days of the twelve-month anniversary of her start date in connection with Ms. Brewer joining the company in July 2023. For Ms. Llewellyn, the 2024 amount reflects one half of a $500,000 retention bonus paid within thirty (30) days of her effective date in connection with her promotion to Chief Legal Officer.
(2)Represents the aggregate grant date fair value of the RSUs and PSUs calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair value of the 2024 PSUs was calculated based on fair values ranging from $8.07 to $16.09. The grant date fair value of the 2023 PSUs was calculated based on fair values ranging from $5.99 to $9.85 per share, which was determined using a Monte Carlo simulation model. The grant date fair value of the 2022 PSUs was calculated based on $14.17 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions in estimating the fair value of stock-based awards such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(3)Mr. Risher received a PSU award upon his appointment to CEO in 2023, which is intended to be Mr. Risher’s sole equity award for the initial four years of his employment. Therefore, Mr. Risher did not receive an annual equity award in 2024 and is not expected to receive any incremental equity awards until 2027.
(4)For Mr. Risher, the 2024 amount reflects a performance annual bonus. Please see the discussion in “CEO Incentive Bonus” in the Compensation Discussion & Analysis section of this proxy statement.
(5)For Mr. Risher, (i) the 2024 amount reflects $60,677 in personal security services, $2,912 in taxable meals, $2,387 in tax gross-ups, and $210 in life insurance premiums, and (ii) the 2023 amount reflects $126,268 in personal security services, $20,510 in attorney fees, $1,534 in taxable meals, $500 in a taxable workstation stipend, $1,713 in tax gross-ups, and $158 in life insurance premiums. For Ms, Brewer, (i) the 2024 amount reflects $4,325 in personal security services, $2,400 in taxable meals, $248 in Lyft passes, $2,006 in tax gross-ups, and $210 in life insurance premiums, and (ii) the 2023 amount reflects $21 in Lyft passes, $400 in taxable meals, $500 in a taxable workstation stipend, $524 in tax gross-ups, and $105 in life insurance premiums. For Ms. Llewellyn, the 2024 amount reflects $4,324 in personal security services, $2,280 in taxable meals, $300 in Lyft passes, $1,711 in tax gross-ups, and $210 in life insurance premiums. For Ms. Sverchek, (i) the 2024 amount reflects $4,325 in personal security services, $1,377 in taxable meals, $326 in Lyft passes, $2,500 in penalty payments, $1,098 in tax gross-ups, $133 in insurance premiums, $34,071 for advisory fees, and $1,608,010 in severance, comprised of a cash payment of $1,137,500, a COBRA payment of $33,462 and $437,048 in stock-based compensation charges recognized in accordance with ASC 718 for the accelerated equity for Ms. Sverchek (which is not reflective of the actual amount received by Ms. Sverchek); for more information, see the section titled “Sverchek Separation Agreement” on page [•] of this proxy statement; (ii) the 2023 amount reflects $100 in Lyft passes, $1,582 in taxable meals, $1,058 in tax gross-ups, and $210 in life insurance premiums, and (iii) the 2022 amount reflects $812 in taxable meals, $624 in tax gross-ups, and $210 in life insurance premiums.

Grants of Plan-Based Awards in 2024
The following table sets forth information regarding the grants of plan-based awards granted to our NEOs during the year ended December 31, 2024:

	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Stock Awards
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date(1)	Type of Award(2)	Number of Units (#)	Grant Date Fair Value ($) (3)
David Risher	375,000	750,000	1,125,000	—	—	—	—
Erin Brewer	—	—	—	4/3/2024	RSU	92,937	1,698,888
	—	—	—	4/3/2024	PSU	101,133	1,602,453
Lindsay Llewellyn	—	—	—	7/19/2024	RSU	110,213	1,360,028
	—	—	—	7/19/2024	RSU	66,128	816,020
	—	—	—	7/19/2024	PSU	114,796	977,775
	—	—	—	4/3/2024	RSU	113,383	2,072,641
	—	—	—	4/3/2024	PSU	123,382	1,954,988
Kristin Sverchek	—	—	—	4/3/2024	RSU	180,297	3,295,829
	—	—	—	4/3/2024	PSU	196,197	3,108,742
(1)Each of the equity awards was granted pursuant to our 2019 Equity Incentive Plan.
(2)RSUs will vest upon the satisfaction of a time-based condition before the award expiration date. Ms. Brewer’s PSUs become eligible to vest upon the attainment of goals for our stock price and are divided into four tranches, each with its own performance period and performance condition, subject to Ms. Brewer’s continued service with us. Ms. Llewellyn’s PSUs become eligible to vest upon the attainment of goals for our stock price and are divided into four tranches, each with its own performance period and performance condition, subject to Ms. Llewellyn’s continued service with us.
(3)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair value of the PSUs ranged from $8.07 to $16.09 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.

Outstanding Equity Awards at 2024 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2024:

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
David Risher	3/27/2023(2)(3)	—	—	11,637,500	150,123,750
Erin Brewer	7/25/2023(2)(4)	—	—	620,686	8,006,849
	7/25/2023(2)(5)	—	—	681,818	8,795,452
	4/3/2024(2)(6)	—	—	69,702	899,156
	4/3/2024(2)(7)	—	—	101,133	1,304,616
Lindsay Llewellyn	11/8/2021(2)(8)	—	—	29,799	384,407
	5/3/2023(2)(9)	—	—	89,927	1,160,058
	5/3/2023(2)(10)	—	—	95,880	1,236,852
	4/3/2024(2)(6)	—	—	85,037	1,096,977
	4/3/2024(2)(7)	—	—	123,382	1,591,628
	7/19/2024(2)(11)	—	—	101,028	1,303,261
	7/19/2024(2)(12)	—	—	114,796	1,480,868
	7/19/2024(2)(11)	—	—	60,617	781,959
Kristin Sverchek(13)	—	—	—	—	—
(1)The market price for our Class A common stock is based upon the market price of $12.90 per share, which is Lyft’s price at the close of market on December 31, 2024.
(2)Subject to vesting acceleration under certain circumstances as described under “Potential Payments upon Termination of Change in Control” on page [•] of this proxy statement.
(3)If the performance condition is achieved, the PSUs in the applicable tranche will vest 50% upon the certification of achievement by the Compensation Committee of the board of directors (but no earlier than April 17, 2024) and 50% on the one year anniversary of such certification, subject to the participant continuing to serve as the Chief Executive Officer through each such date.
(4)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on November 20, 2023, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(5)The PSUs will be eligible to vest in four tranches based on the Company’s stock price performance over certain performance periods during the four years beginning on July 25, 2023. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee of the board of directors, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO’s continued service through each such date.
(6)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2024, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(7)The PSUs will be eligible to vest in four tranches based on the Company’s stock price performance over certain performance periods during the four years beginning on April 3, 2024. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee of the Company’s board of directors, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO’s continued service through each such date.
(8)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on February 20, 2022, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Llewellyn’s continued service through each vesting date.

(9)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2023, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Llewellyn’s continued service through each vesting date.
(10)The PSUs will be eligible to vest in four tranches based on the Company’s stock price performance over certain performance periods during the four years beginning on May 3, 2023. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO’s continued service through each such date.
(11)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on November 20, 2024, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Llewellyn’s continued service through each vesting date.
(12)The PSUs will be eligible to vest in four tranches based on the Company’s stock price performance over certain performance periods during the four years beginning on July 19, 2024. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO’s continued service through each such date.
(13)Under the terms of Ms. Sverchek’s consulting agreements, all or any portion of any equity award scheduled to vest following November 30, 2024 was forfeited as of July 2024.

Option Exercises and Stock Vested in 2024
The following table sets forth information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Risher	—	—	612,500	9,891,875
Erin Brewer	—	—	605,190	8,304,183
Lindsay Llewellyn	—	—	190,103	2,948,519
Kristin Sverchek	—	—	414,129	5,580,201
(1)The value realized upon exercise of stock options is calculated by subtracting the stock option exercise price from the fair market value on the exercise date, and multiplying the difference by the number of shares.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).
Potential Payments Upon Termination or Change in Control
Executive Change in Control and Severance Plan
We maintain an Executive Severance Plan pursuant to which our NEOs and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan.
All of our NEOs signed a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.
In the event of an “involuntary termination” of the employment of an NEO, which generally includes a termination of employment by the NEO for “good reason” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA
Treatment of Unvested Equity
•  Time-based equity: 12 months of acceleration of unvested equity, including performance-based awards for which the performance goals that have been achieved
•  Performance-based equity: None, other than (1) as immediately above, and (2) if the performance goals are achieved within 2 months of termination, will receive credit for achievement

•  Time-based equity: 6 months acceleration of unvested equity, including performance-based awards for which the performance goals were achieved prior to termination
•  Performance-based equity: None, other than as immediately above

If such involuntary termination occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.5x (18 months) • Bonus: Prorated for termination year • Benefits: 18 months company-paid COBRA	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA
Treatment of Unvested Equity	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target
The potential accelerated vesting for NEOs (other than Mr. Risher) for outside of a change in control period was added to the Executive Severance Plan during 2024. The Committee and Board believed that providing this potential benefit was warranted for incentive and retention reasons and within market practice based on input from the Committee’s independent compensation consultant. The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the NEO signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the NEO’s involuntary termination of employment, as well as compliance with certain non-solicitation and non-disparagement provisions during the period that is 12 months following the NEO’s termination of employment and continued compliance with the invention assignment and confidentiality agreement applicable to the NEO.
If any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the NEOs.
Under the Executive Severance Plan, in the event of an “involuntary termination” of the employment of Mr. Risher, which generally includes a termination of employment by Mr. Risher for “good reason” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then Mr. Risher will be entitled to the following payments and benefits: a lump sum equal to 100% of his annual salary and target bonus, any earned but unpaid bonus for the prior year, 12 months of vesting for time-based awards (excluding awards for which the applicable performance goals have not been achieved) and 12 months of Company-paid COBRA premiums. Additionally, performance-based awards for which the performance goals have not yet been achieved will vest to the extent the applicable goals are achieved within 2 months following such involuntary termination. If such involuntary termination occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then Mr. Risher will be entitled to the following payments and benefits: a lump sum equal to 150% of his annual salary and target bonus, any earned but unpaid bonus for the prior year, 100% vesting for time-based equity awards (including awards for which the performance goals are achieved after termination but within 3 months before a change in control (or in the change in control), but otherwise excluding awards for which the applicable performance goals have not been achieved) and 18 months of Company-paid COBRA premiums. Additionally, a pro rata portion of performance-based awards (other than the New CEO PSU Award) for which performance goals have not yet been achieved will vest based on actual achievement. All severance payments and benefits under the Executive Severance Plan are subject to Mr. Risher signing a release of claims in favor of the Company and complying with various post-employment obligations, including certain non-solicitation and non-disparagement provisions, for a minimum of 12 months.

The PSU awards granted in 2023 and 2024 to NEOs contain the special rights upon termination and change in control as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page [•] of this proxy statement. With respect to such 2023 and 2024 PSU awards, any portion of the award for which the Compensation Committee already has certified that the applicable stock price target has been achieved, would be considered time-based equity for purposes of the Executive Severance Plan. Accordingly, if the NEO’s involuntary termination occurs during the change in control period and any portion of the PSU award becomes earned as a result of the change in control price satisfying a stock price target, then such portion will be considered time-based equity, and eligible for the vesting acceleration provided, under the Executive Severance Plan.
Under the Executive Severance Plan, “cause” generally means (a) any willful, material violation of any law or regulation applicable to our business; (b) conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (c) commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the NEO; (d) a continued material failure to perform the NEO’s lawful and reasonable duties of employment, which violations are demonstrably willful and deliberate on the NEO’s part (but only following a 15 day notice and cure period); (e) willful failure to reasonably cooperate with any audit or investigation by a governmental authority or by us of our business or financial conditions or practices that continues after written notice from the board and at least 15 days to cure; (f) any other willful misconduct or gross negligence that is materially injurious to the financial condition or business reputation of the Company; (g) a material breach of any of the NEO’s fiduciary duties to the Company; (h) an NEO’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company; or (i) the NEO substantially abusing alcohol, drugs, or similar substances, or engaging in other conduct or activities which are reasonably likely to result in a demonstrably injurious effect on the Company’s reputation or business or the NEO’s ability to perform the NEO’s duties.
Under the Executive Severance Plan, “change in control” generally means (i) a change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company (subject to certain exceptions described in the Executive Severance Plan); (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the board is replaced during any 12-month period with individuals whose appointment or election to the board is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Under the Executive Severance Plan, “disability” generally has the meaning in the Company’s long-term disability plan or policy then in effect with respect to the NEO, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
Under the Executive Severance Plan, “good reason” generally means (a) (A) outside of a change in control period, the assignment to the NEO of any duties or responsibilities that are inconsistent with the NEO’s education and professional experience, and (B) during a change in control period, the assignment to the NEO of any authority, duties or responsibilities or the reduction of the NEO’s authority, duties or responsibilities, either of which results in a material diminution in the NEO’s authority, duties or responsibilities at Lyft as in effect immediately prior to the change in control period, unless the NEO is provided with a comparable position; (b) a material reduction in the NEO’s annual base salary (or, following a change in control, annual base salary or target annual bonus) other than a one-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; (c) during a change in control period, a non-temporary relocation of the NEO’s principal work location office to a location that increases the NEO’s one way commute from the NEO’s principal residence by more than 50 miles as compared to the principal location at which the NEO performs duties as of immediately prior to the beginning of the change in control period; or (d) a material breach by Lyft of any material written agreement with the NEO.

An event or action will not constitute Good Reason unless (1) the NEO gives the Company written notice within 60 days after the NEO knows or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from the NEO, and (3) the NEO terminates employment within 60 days following the end of the cure period. For discussion of our former President Kristin Sverchek’s separation from the Company in 2024, please see section titled “Sverchek Separation Agreement”.
Death/Disability Benefits Policy
Under our Death/Disability Benefit Policy, our employees, including our NEOs, are eligible to receive certain health care premium payments and equity vesting acceleration benefits following an employee’s termination of employment due to that employee’s death or “disability” (as defined therein) (in either case, a “Qualifying Termination”). Upon an employee’s Qualifying Termination, the employee will be entitled to the following benefits, subject to the employee’s timely execution and non-revocation of a release of claims in a form provided by us:
•Up to 24 months of COBRA premium payment for continued group health plan coverage for the employee and any spouse and/or eligible dependents of the employee (“Family Members”), if the employee, and/or that employee’s Family Members has or have coverage under a group health plan sponsored by us on the date of the employee’s Qualifying Termination; and
•24 months accelerated vesting of each of such employee’s then-outstanding equity awards that vest based solely on the satisfaction of time-based vesting conditions (including equity awards that became subject to only time-based vesting conditions following the achievement of one or more performance goals). However, the aggregate value of the equity awards that may vest, and if applicable, become fully exercisable under this Policy may not exceed $10 million.
With respect to the PSU awards granted in 2024 to NEOs, any portion of the award for which the Compensation Committee already has certified that the applicable stock price target has been achieved, would be considered time-based equity for purposes of the Death/Disability Benefit Policy.
2019 Plan
Under the 2019 Plan, in the event of our change in control (as defined therein and described below), if the successor corporation does not assume or substitute for an award (or a portion of an award), the award will accelerate vesting in full, and any awards with performance-based vesting will be deemed to have achieved the performance goals or other vesting criteria at 100% of target levels. In addition, any award of options or stock appreciation rights not assumed or substituted in our change in control will be exercisable for a period of time determined by the administrator of the 2019 Plan after providing notice to the participant holding such award, and the award will terminate upon expiration of such period.
A “change in control” under the 2019 Plan generally means (i) a change in the ownership of the Company that occurs on the date that any Person acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company (subject to certain exceptions described in the 2019 Plan); (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the board is replaced during any 12-month period with individuals whose appointment or election to the board is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
The following table sets forth information regarding potential payments that would have been provided to each of our NEOs who were employed with us as of December 31, 2024 under each of the circumstances specified below if he or she had terminated employment with Lyft effective December 31, 2024, provided that in the case of Ms. Sverchek, the amounts presented are the severance payments made to her prior to December 31, 2024:

	Qualifying Termination Not in Connection with a Change of Control ($)
Name	Base Salary Component	Cash Bonus Component	COBRA/ Benefits Component	Value of Accelerated Equity Awards(1)(2)	Total
David Risher	725,000	725,000	35,118	7,901,250	9,386,368
Erin Brewer	650,000	—	21,243	2,668,546	3,339,789
Lindsay Llewellyn	650,000	—	21,243	1,832,780	2,504,023
Kristin Sverchek	650,000	487,500	33,462	2,368,992	3,539,954
(1)The values of accelerated equity (other than for Ms. Sverchek) based on the stock price of $12.90, the closing price of a share of our Class A common stock on December 31, 2024.
(2)The value of accelerated equity for Ms. Sverchek based on the stock price of $11.29, the closing price of a share of our Class A common stock on August 20, 2024.

	Termination Due to Death or Disability ($)
Name	Base Salary Component	COBRA/Benefits Component	Value of Accelerated Equity Awards(1)	Total
David Risher	—	70,326	7,901,250	7,971,486
Erin Brewer	—	42,486	10,000,000	10,042,486
Lindsay Llewellyn	—	42,486	4,860,668	4,903,154
Kristin Sverchek	—	—	—	—
(1)The values of accelerated equity based on the stock price of $12.90, the closing price of a share of our Class A common stock on December 31, 2024.

	Qualifying Termination in Connection with a Change of Control ($)
Name	Base Salary Component	Cash Bonus Component	COBRA/ Benefits Component	Value of Accelerated Equity Awards(1)	Total
David Risher	1,087,500	1,087,500	52,677	7,901,250	10,128,927
Erin Brewer	650,000	—	21,243	19,006,073	19,667,316
Lindsay Llewellyn	650,000	—	21,243	9,036,011	9,707,254
Kristin Sverchek	—	—	—	—	—
(1)The values of accelerated equity based on the stock price of $12.90, the closing price of a share of our Class A common stock on December 31, 2024.
Pay Versus Performance
In accordance with SEC rules (Item 402(v) of Regulation S-K), we are reporting our pay versus performance information.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment based on Total Shareholder Return
Fiscal Year(1)	Summary Compensation Table Total for PEO - David Risher ($)(2)	Summary Compensation Table Total for PEO - Logan Green ($)(2)	Compensation Actually Paid to PEO - David Risher ($)(3)	Compensation Actually Paid to PEO - Logan Green ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Lyft Inc.(4)	S&P 500 IT Index(4)	Lyft GAAP Net Income (Loss) ($000s)(5)	Company Selected Measure: Stock Price(6)
2024	1,321,239	—	(41,057,391)	—	6,915,578	2,930,776	$29.99	$299.72	22,784	$12.90
2023	78,238,027	814,400	135,370,642	1,293,268	5,567,041	7,383,033	$34.84	$210.85	(340,320)	$14.99
2022	—	13,316,696	—	(175,368)	9,899,672	435,982	$25.62	$134.82	(1,584,511)	$11.02
2021	—	13,909,482	—	10,301,180	9,911,885	6,656,512	$99.33	$189.64	(1,062,144)	$42.73
2020	—	1,018,107	—	271,707	5,785,118	7,594,625	$114.20	$142.21	(1,752,857)	$49.13
(1)Mr. Green was a principal executive officer, or PEO for the period of fiscal 2020-2023. Mr. Green transitioned from such role effective April 17, 2023. Mr. Risher became PEO effective as of the same date, in fiscal 2023 and was our PEO for fiscal 2024; non-PEO named executive officers, or Non-PEO NEOs included in the above table reflect the following:

Fiscal Year	Non-PEO NEOs
2024	Erin Brewer	Lindsay Llewellyn	Kristin Sverchek	–	–	–
2023	Kristin Sverchek	Erin Brewer	John Zimmer	Elaine Paul	Lisa Blackwood-Kapral	Ashwin Raj
2022	John Zimmer	Elaine Paul	Ashwin Raj	Kristin Sverchek	–	–
2021	John Zimmer	Kristin Sverchek	Ashwin Raj	Brian Roberts	–	–
2020	John Zimmer	Brian Roberts	Kristin Sverchek	Eisar Lipkovitz	Ran Makavy	–
(2)These figures represent the total compensation paid to our PEO and the average of the total compensation paid to our Non-PEO NEOs in each listed fiscal year, respectively, as shown in our Summary Compensation Table for such listed fiscal year.
(3)Compensation Actually Paid (“CAP”) does not mean that these amounts were actually paid in the listed fiscal year, but is a dollar amount derived from the starting point of total compensation reported in the Summary Compensation Table under the methodology prescribed under the SEC's rules (Item 402(v) of Regulation S-K) as shown in the adjustment tables below. The assumptions used for determining fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards.

Fiscal 2023 - 2024 CAP to PEO (Mr. Risher), fiscal 2020 - 2023 CAP to PEO (Mr. Green) and the average CAP to non-PEO NEOs reflect the following adjustments from total compensation reported in the Summary Compensation Table:

Year		Total Reported in Summary Compensation Table (SCT) for PEO ($)	Less, Value of Stock Awards reported in SCT for PEO ($)	Plus, Year-End Fair Value of Awards Granted in Fiscal Year that are Unvested and Outstanding for PEO ($)	Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested at Fiscal Year-End for PEO ($)	Plus, Fair Value as of Vesting Date of Awards Granted in Fiscal Year and that Vested in Fiscal Year for PEO ($)	Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested in Fiscal Year for PEO ($)	Total Adjustments for PEO ($)	Compensation on Actually Paid for Fiscal Year to PEO ($)
2024	David Risher	1,321,239	—	—	(42,378,630)	—	—	(42,378,630)	(41,057,391)
2023	David Risher	78,238,027	73,322,375	130,467,400	—	—	(12,410)	57,132,615	135,370,642
	Logan Green	814,400	260,005	184,722	556,120	132,585	(134,554)	478,868	1,293,268
2022	Logan Green	13,316,696	12,842,695	2,695,761	(3,341,310)	1,269,644	(1,273,464)	(13,492,064)	(175,368)
2021	Logan Green	13,909,482	13,400,182	6,824,229	—	2,237,578	730,073	(3,608,302)	10,301,180
2020	Logan Green	1,018,107	—	—	1,425,158	—	(2,171,558)	(746,400)	271,707

Year	Total Reported in Summary Compensation Table (SCT) for Non-PEO NEO ($)	Less, Value of Stock Awards reported in SCT for Non-PEO NEOs ($)	Plus, Year-End Fair Value of Awards Granted in Fiscal Year that are Unvested and Outstanding for Non-PEO NEOs ($)	Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested at Fiscal Year-End for Non-PEO NEOs ($)	Plus, Fair Value as of Vesting Date of Awards Granted in Fiscal Year and that Vested in Fiscal Year for Non-PEO NEOs ($)	Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested in Fiscal Year for Non-PEO NEOs ($)	Total Adjustments for Non-PEO NEOs ($)	Compensation on Actually Paid for Fiscal Year to Non-PEO NEOs ($)
2024	6,915,578	5,629,122	2,312,455	(1,042,035)	556,087	(182,187)	(3,984,802)	2,930,776
2023	5,567,041	4,741,893	6,078,115	170,914	368,089	(59,233)	1,815,992	7,383,033
2022	9,899,672	8,817,427	2,038,263	(2,191,612)	696,477	(1,189,391)	(9,463,690)	435,982
2021	9,911,885	9,187,225	4,308,474	(280,214)	1,598,029	305,563	(3,255,373)	6,656,512
2020	5,785,118	4,957,827	6,734,865	814,186	451,684	(1,233,401)	1,809,507	7,594,625

(4)Total shareholder return (“TSR”) is calculated by assuming that a $100 investment was made on the last trading day prior to the first day of the earliest listed fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year. The peer group used is the S&P 500 Information Technology (IT) index, as used in our performance graph in our Annual Report on Form 10-K for the year ended December 31, 2024.
(5)The dollar amounts reported are the Company's GAAP Net Income (Loss) reflected in the Company’s audited financial statements.
(6)Stock price is the most important financial performance measure used by the Company to link CAP to our NEOs in fiscal 2024 to performance of the Company. The prices in the table are the closing price of the Company’s Class A common stock as reported on the last trading day of the fiscal year. See “Compensation Discussion and Analysis” for discussion of the stock price goals applicable to the PSUs granted to our NEOs in 2024.

Tabular List of Performance Measures
The following table lists the most important financial performance measures used by the Company to link CAP of our NEOs to the performance of the Company for fiscal 2024.

Most Important Financial Performance Measures for Fiscal 2024
Stock Price
Gross Bookings *
Adjusted EBITDA *
*    Financial performance measure applied solely to Mr. Risher’s performance-based bonus for fiscal 2024.
Pay Versus Performance Description of Relationships
The following graph illustrates the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus TSR for both the Company and the S&P 500 IT Index on a cumulative basis assuming investment of $100 on the last trading day prior to the first day of the fiscal year reported below. The PEO and other NEOs’ CAP amounts generally are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price. In 2020, CAP for Mr. Green is anomalous as he did not receive an equity grant in that year. In 2023 and 2024, CAP for Mr. Risher is anomalous as Mr. Risher received a PSU award upon his appointment to CEO, which was intended to be Mr. Risher’s sole equity for the initial four years of his employment. Therefore, Mr. Risher did not receive an annual equity award in 2024.

The following graph illustrates the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus the Company’s Net Income (Loss).

The following graph illustrates the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus the year-end value of the Company’s stock, which is shown as the closing price as of the last trading day for the applicable year.

CEO Pay Ratio Disclosure
In accordance with SEC rules, we are reporting our CEO pay ratio. As set forth in the “Summary Compensation Table” on page [•] of this proxy statement, Mr. Risher’s annual total compensation for fiscal 2024 was $1,321,239 and the total compensation of the median employee was $186,508, resulting in a CEO pay ratio of approximately 7:1.
As expected, the CEO pay ratio decreased for 2024. Given that Mr. Risher did not receive an equity award in 2024, Mr. Risher’s fiscal 2024 annual total compensation consisted of only his base pay, cash bonus and incremental all other compensation. Therefore, as expected, the CEO pay ratio decreased for 2024 compared to previous years. For example, our 2023 pay ratio was 519:1 and our 2022 pay ratio was 83:1. In accordance with the SEC rules for calculating the CEO pay ratio, we used Mr. Risher's annualized total compensation for purposes of this calculation.
The SEC rules for identifying the median employee and calculating the CEO pay ratio do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may apply reasonable assumptions and estimates that are different from those used by us. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Our CEO pay ratio is based on the following methodology:
•Analyzed all of Lyft’s employees, and excluded contractors, other non-employees, and the CEO, as of December 31, 2024.
•To determine the median employee, we used actual base salary, actual bonus and other non-recurring cash-based payments and the grant date fair value of equity awards granted during fiscal 2024.
•After identifying the median employee, we calculated annual total compensation of the median employee using the same methodology that was used for our NEOs, as set forth in the “Summary Compensation Table” on page [•] of this proxy statement.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	26,194,354	(2)	—	(3)	65,138,040	(4)
(1)Includes the 2018 Equity Incentive Plan (“2018 Plan”), the 2019 Plan and the 2019 Employee Stock Purchase Plan (“ESPP”). The 2008 Plan was terminated effective June 2018 and the 2018 Plan was terminated effective March 2019.
(2)Includes 26,194,354 shares subject to options, RSUs and PSUs that were outstanding as of December 31, 2024 that were issued under the 2008 Plan, the 2018 Plan and the 2019 Plan.
(3)No options were outstanding as of December 31, 2024 and therefore, there is no weighted-average exercise price of outstanding options. RSUs and PSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2024, an aggregate of 65,138,040 shares of common stock were available for issuance under the 2019 Plan and ESPP. The 2019 Plan provides that on the first day of each year beginning on January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 35,000,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,000,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2025, the number of shares of Class A common stock available for issuance under the 2019 Plan increased by 20,900,230 shares pursuant to this provision. With respect to the ESPP, the board determined not to increase the number of shares of Class A common stock available for issuance thereunder on January 1, 2025 pursuant to this provision. The increase to the 2019 Plan is not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2025 for:
•each of our directors;
•each of our named executive officers;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 411,817,000 shares of our Class A common stock and 8,530,629 shares of our Class B common stock outstanding as of March 31, 2025. We have deemed shares of our common stock subject to stock options held as of March 31, 2025 that are currently exercisable or exercisable within 60 days of March 31, 2025 or issuable pursuant to RSUs held as of March 31, 2025 which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership†				Percent of Total Voting Power#
Name	Class A shares	%	Class B shares	%
David Risher (1)	1,087,796	*	—	—	*
Erin Brewer (2)	458,036	*	—	—	*
Lindsay Llewellyn (3)	122,034	*	—	—	*
Logan Green (4)	267,640	*	5,442,102	63.8%	18.7%
John Zimmer (5)	881,922	*	3,088,527	36.2%	10.8%
Sean Aggarwal (6)	1,531,524	*	—	—	*
Jill Beggs (7)	22,039	*	—	—	*
Ariel Cohen (8)	49,255	*	—	—	*
David Lawee (9)	90,749	*	—	—	*
Dave Stephenson (10)	65,488	*	—	—	*
Betsey Stevenson (11)	33,708	*	—	—	*
Janey Whiteside(12)	39,913	*	—	—	*
Kristin Sverchek (13)	300,081	*	—	—	*
All current executive officers and directors as a group (12 persons)(14)	4,650,104	1.1%	8,530,629	100.0%	30.0%
Greater than 5% stockholders
Entities affiliated with The Vanguard Group(15)	32,116,652	7.8%	—	—	5.5%
Entities affiliated with Fidelity (16)	30,637,803	7.4%	—	—	5.3%
Entities affiliated with BlackRock, Inc. (17)	21,026,774	5.1%	—	—	3.6%
________________________________________________________________________
†    The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
#    Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to twenty votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
*    Represents less than one percent (1%).
(1)Consists of (i) 475,296 shares of Class A common stock held by Mr. Risher and (ii) 612,500 shares of Class A common stock issuable to Mr. Risher upon the vesting of performance stock units within 60 days of March 31, 2025.
(2)Consists of (i) 347,586 shares of Class A common stock held by the Erin M Brewer 2022 Trust, dated August 9, 2022, for which Ms. Brewer serves as trustee and (ii) 110,450 shares of Class A common stock issuable to Ms. Brewer upon the vesting of restricted stock units within 60 days of March 31, 2025.
(3)Consists of (i) 6,801 shares of Class A common stock held by Ms. Llewellyn; (ii) 22,736 shares of Class A common stock held by a living trust for which Ms. Llewellyn serves as trustee; (iii) 60,537 shares of Class A common stock issuable to Ms. Llewellyn upon the vesting of restricted stock units within 60 days of March 31, 2025; and (iv) 31,960 shares of Class A common stock issuable to Ms. Llewellyn upon the vesting of performance stock units within 60 days of March 31, 2025.
(4)Consists of (i) 263,151 shares of Class A common stock held by Mr. Green; (ii) 1,627,851 shares of Class B common stock held by Mr. Green; (iii) 2,776,707 shares of Class B common stock held by El Trust dated August 3, 2015, for which Mr. Green and Mr. Green’s spouse serves as co-trustees; (iv) 1,037,544 shares of Class B common stock held by The Green 2014 Irrevocable Trust dated June 12, 2014, for which Mr. Zimmer serves as trustee; and (v) 4,489 shares of Class A common stock issuable to Mr. Green upon the vesting of restricted stock units within 60 days of March 31, 2025.
(5)Consists of (i) 877,433 shares of Class A common stock held by Mr. Zimmer; (ii) 1,750,302 shares of Class B common stock held by Mr. Zimmer; (iii) 837,605 shares of Class B common stock held by The Zimmer 2014 Irrevocable Trust dated June 16, 2014, for which Mr. Green serves as trustee; (iv) 500,620 shares of Class B common stock held by The John Zimmer Living Trust dated July 30, 2015, for which Mr. Zimmer serves as trustee; and (v) 4,489 shares of Class A common stock issuable to Mr. Zimmer upon the vesting of restricted stock units within 60 days of March 31, 2025.
(6)Consists of (i) 73,210 shares of Class A common stock held by Mr. Aggarwal; (ii) 971,269 shares of Class A common stock held by Aggarwal Lee Family Trust, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iii) 282,556 shares of Class A common stock held by the Aggarwal Lee Children’s Trust dated March 28, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iv) 200,000 shares of Class A common stock held by Aggarwal Lee Dynasty Trust dated April 18, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; and (v) 4,489 shares of Class A common stock issuable to Mr. Aggarwal upon the vesting of restricted stock units within 60 days of March 31, 2025.
(7)Consists of 17,550 shares of Class A common stock held by Ms. Beggs; and (ii) 4,489 shares of Class A common stock issuable to Ms. Beggs upon the vesting of restricted stock units within 60 days of March 31, 2025.
(8)Consists of (i) 44,766 shares of Class A common stock held by Mr. Cohen; and (ii) 4,489 shares of Class A common stock issuable to Mr. Cohen upon the vesting of restricted stock units within 60 days of March 31, 2025.
(9)Consists of (i) 6,578 shares of Class A common stock held by Mr. Lawee; and (ii) 84,171 shares of Class A common stock issuable to Mr. Lawee upon the vesting of restricted stock units, or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy, within 60 days of March 31, 2025.
(10)Consists of (i) 26,990 shares of Class A common stock held by Mr. Stephenson; and (ii) 38,498 shares of Class A common stock issuable to Mr. Stephenson upon the vesting of restricted stock units, or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy, within 60 days of March 31, 2025.
(11)Consists of (i) 29,219 shares of Class A common stock held by Ms. Stevenson; and (ii) 4,489 shares of Class A common stock issuable to Ms. Stevenson upon the vesting of restricted stock units within 60 days of March 31, 2025.
(12)Consists of (i) 17,332 shares of Class A common stock issuable to Ms. Whiteside; and (ii) 22,581 shares of Class A common stock issuable to Ms. Whiteside upon the vesting of restricted stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2025.
(13)Ms. Sverchek left the Company in August 2024. The shares reported are as of January 22, 2025, the last date on which the Company has records for Ms. Sverchek. As of such date, the reported shares consisted of (i) 261,303 shares of Class A common stock held by Ms. Sverchek and (ii) 38,778 shares of Class A common stock held by the Thomas and Kristin Sverchek Revocable Trust, for which Ms. Sverchek and Ms. Sverchek’s spouse serve as co-trustees.
(14)Consists of (i) 3,662,473 shares of Class A common stock beneficially owned by our current executive officers and directors; (ii) 8,530,629 shares of Class B common stock beneficially owned by our Co-Founders; and (iii) 987,631 shares of Class A common stock issuable upon the vesting of restricted stock units or performance stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2025.
(15)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting shared voting power with respect to 148,299 shares of Class A common stock, sole dispositive power with respect to 31,595,899 shares of Class A common stock and shared dispositive power with respect to 520,753 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(16)Based solely on a Schedule 13G/A filed with the SEC on January 8, 2025, reporting beneficial ownership with respect to 30,637,802.59 shares of Class A common stock. The Schedule 13G/A reported sole voting power with respect to 25,765,181.43 shares of Class A common stock and sole dispositive power with respect to 30,637,802.59 shares of Class A common stock by FMR LLC and sole dispositive power with respect to 30,637,802.59 shares by Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(17)Based solely on a Schedule 13G filed with the SEC on February 4, 2025, reporting beneficial ownership with respect to 21,026,774 shares of Class A common stock, sole dispositive power with respect to 21,026,774 shares of Class A common stock and sole voting power with respect to 20,049,946 shares of Class A common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Convertible Note Offering
In February 2024, we conducted a private offering under Rule 144A under the Securities Act, of $460 million aggregate principal amount of 0.625% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”), which included the full exercise by the initial purchasers of their overallotment option to purchase an additional $60 million aggregate principal amount of notes. Entities affiliated with UBS Group AG, which reported that they beneficially owned more than 5% of our common stock until December 31, 2024, purchased $22.5 million in aggregate principal amount of our 2029 Convertible Note. Additionally, entities affiliated with Fidelity, which reports that they beneficially own over 5% of our common stock, purchased $5 million in aggregate principal amount of our 2029 Convertible Note. The offering of the 2029 Convertible Notes was approved by the audit committee.
Transactions with Entities Affiliated with JPMorgan
Entities affiliated with JPMorgan Chase & Co. (“JPMorgan”) reported that they beneficially owned more than 5% of our outstanding Class A common stock from September 30, 2024 until November 29, 2024. In 2024, we received from JPMorgan $0.7 million in interest income and $0.8 million in connection with certain advertising payments. In 2024, we incurred JPMorgan aggregate fees in the amount of $37.4 million in connection with that certain Card Benefit and Marketing Agreement and $1.5 million in connection with various investment and commercial activities.
Transactions with Entities Affiliated with BlackRock
Entities affiliated with BlackRock, Inc. (“BlackRock”) reported that they beneficially own more than 5% of our outstanding Class A common stock as of December 31, 2024. BlackRock manages our investment portfolio based on a risk portfolio defined by us and takes action on our investments at our direction and during 2024, we paid BlackRock $0.8 million in fees based on the amounts invested.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction would affect the independence of any director, (ii) whether the transaction is on terms that reflect an arms-length transaction and (iii) the extent of the related person’s interest in the transaction. The policy deems certain transactions not to require audit committee approval, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, (iv) charitable contributions, grants, endowments or pledges by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

OTHER MATTERS
Note About Forward-Looking Statements
Certain statements contained in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, expectations, priorities, plans or intentions. Such statements, which are not of historical fact, involve estimates, assumptions, judgments and uncertainties. Forward-looking statements are based on current assumptions that are subject to a number of factors that may cause actual results or outcomes to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K for the fiscal year ended December 31, 2024 included in the Annual Report provided with our proxy materials as well as other such factors detailed in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements to reflect future events, except as required by applicable law. Information contained in websites or social media channels or accounts referenced in the letter to stockholders represent the opinions of the websites and social media users and are not incorporated by reference into this proxy statement except for the specific social media post referenced. Some social media posts are excerpted for brevity. This proxy statement contains non-GAAP financial measures, including Adjusted EBITDA and free cash flow. A reconciliation of these measures to the most directly comparable GAAP measures is included at the end of this proxy statement.
Fiscal Year 2024 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investor.lyft.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Lyft, Inc., Attention: Investor Relations, 185 Berry St., Suite 400, San Francisco, California 94107.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the proxy holders will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
[•] [•], 2025

Appendix A - Supplemental Information About Non-GAAP Financial Measures and Key Metrics
Definitions of Key Metrics
Active Riders
The number of Active Riders is a key indicator of the scale of our user community. Lyft defines Active Riders as all riders who take at least one ride during a quarter where the Lyft Platform processes the transaction. An Active Rider is identified by a unique phone number. If a rider has two mobile phone numbers or changed their phone number and that rider took rides using both phone numbers during the quarter, that person would count as two Active Riders. If a rider has a personal and business profile tied to the same mobile phone number, that person would be considered a single Active Rider. If a ride has been requested by an organization using our Concierge offering for the benefit of a rider, we exclude this rider in the calculation of Active Riders, unless the ride is accessible in that rider’s Lyft App.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides including rideshare and bike and scooter rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions invoiced to rideshare riders including any applicable taxes, tolls and fees excluding tips to drivers. It also includes amounts invoiced for other offerings, including but not limited to: Express Drive vehicle rentals, bike and scooter rentals, and amounts recognized for subscriptions, bike and bike station hardware and software sales, media, sponsorships, partnerships, and licensing and data access agreements.
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Supplemental Information About Financial Measures.”
Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation, sublease income gain from lease termination, as well as, if applicable, restructuring charges and costs related to acquisitions and divestitures. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines Adjusted Net Income (Loss) as net income (loss) adjusted for amortization of intangible assets, stock-based compensation expense (net of any benefit), payroll tax expense related to stock-based compensation and gain from lease termination, as well as, if applicable, restructuring charges and cost related to acquisitions and divestitures. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.

Beginning in the first quarter of 2025, we will no longer present Adjusted Net Income (Loss) as our management no longer uses this metric for purposes of understanding and evaluating our operating performance.
Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In the fourth quarter of 2024, we terminated a portion of the lease for the Company’s San Francisco headquarters. The right-of-use asset associated with the portion of this lease was previously impaired as part of our restructuring plans in the fourth quarter of 2022 and second quarter of 2023, and the extinguishment of the remaining lease liability resulted in the recorded gain within operating lease costs. We believe this does not reflect the current period performance of our ongoing operations and that the adjustment to exclude this gain from lease termination from Adjusted EBITDA and Adjusted Net Income (Loss) is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA and Adjusted Net Income (Loss) amounts.
In November 2022, April 2023 and September 2024, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA and Adjusted Net Income (Loss) is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA and Adjusted Net Income (Loss) amounts.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

GAAP to Non-GAAP Reconciliations
(unaudited)
Net income (loss) is the most directly comparable financial measure to Adjusted EBITDA. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA (in millions):

	Year Ended December 31,
	2024	2023

Net income (loss)	$22.8	$(340.3)
Adjusted to exclude the following:
Interest expense(1)	34.7	29.7
Other (income) expense, net	(173.2)	(170.1)
Provision for (benefit from) income taxes	2.6	8.6
Depreciation and amortization	148.9	116.5
Stock-based compensation	330.9	484.5
Payroll tax expense related to stock-based compensation	14.8	12.5
Sublease income	3.5	4.8
Gain from lease termination(2)	(29.6)	—
Restructuring charges(3)(4)	26.9	76.2
Adjusted EBITDA(5)	$382.4	$222.4
Gross Bookings	$16,099.4	$13,775.2
Net income (loss) as a percentage of Gross Bookings	0.1%	(2.5)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.4%	1.6%
___________
References to the “Notes” are the notes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(1)Includes $5.8 million and $3.4 million related to the interest component of vehicle related finance leases in the year ended December 31, 2024 and 2023. Refer to Note 9 “Leases” to the consolidated financial statements for information regarding the interest component of vehicle related finance leases.
(2)In the fourth quarter of 2024, we recorded a $29.6 million gain as a result of a lease termination. Refer to Note 9 “Leases” to the consolidated financial statements for information regarding this lease termination.
(3)In the year ended December 31, 2024, we incurred restructuring charges of $14.1 million of fixed asset disposals, $11.1 million of other current assets disposals and other costs and $1.8 million of severance and other employee costs. Restructuring related charges for accelerated depreciation of fixed assets of $10.6 million are included on its respective line item. Refer to Note 15 “Restructuring” to the consolidated financial statements for information regarding the restructuring plan announced in September 2024.
(4)In the year ended December 31, 2023, we incurred restructuring charges of $50.9 million of severance and other employee costs and $25.3 million related to right-of-use-asset impairments and other costs related to the restructuring plans announced in April 2023 and November 2022. Restructuring related charges for stock-based compensation of $9.9 million, accelerated depreciation of $1.0 million and payroll tax expense related to stock-based compensation of $0.6 million incurred in the year ended December 31, 2023 are included on their respective line items. Refer to Note 15 “Restructuring” to the consolidated financial statements for information regarding the restructuring plan announced in April 2023.
(5)Due to rounding, numbers presented may not add up precisely to the totals provided.

Net cash provided by (used in) operating activities is the most directly comparable financial measure to free cash flow. The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow (in millions):

	Year Ended December 31,
	2024	2023	2022

Net cash provided by (used in) operating activities	$849.7	$(98.2)	$(237.3)
Less: purchases of property and equipment and scooter fleet	(83.5)	(149.8)	(115.0)
Free cash flow(1)	$766.3	$(248.1)	$(352.3)
_______________
(1)Due to rounding, numbers presented may not add up precisely to the totals provided.
GAAP operating expenses is the most directly comparable financial measure to non-GAAP operating expenses. The following table provides a reconciliation of GAAP operating expenses to non-GAAP operating expenses (in millions):

	Year Ended December 31,
	2024	2023

GAAP operating expenses (excludes COR)	$(2,567.2)	$(2,335.2)
Amortization of intangible assets	10.1	11.9
Stock-based compensation expense	306.0	454.4
Payroll tax expense related to stock-based compensation	13.2	11.6
Sublease income	3.5	4.9
Gain from lease termination	(29.6)	—
Restructuring charges	2.5	72.9
Non-GAAP operating expenses (excludes COR)(1)	$(2,261.5)	$(1,779.7)
_______________
(1)Due to rounding, numbers presented may not add up precisely to the totals provided.

Appendix B - Additional Information Regarding Participants in the Solicitation
Under applicable SEC rules and regulations, members of our board of directors, nominees for director and certain of our executive officers are “Participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “Participants.”
Directors and Nominees
The following are names of our directors (certain of whom are also nominees for election as directors at the Annual Meeting). The principal occupations or employment of each such person is contained in the accompanying proxy statement. The business address of each such person is c/o Lyft, Inc., 185 Berry St., Suite 400 San Francisco, California 94107.

Prashant (Sean) Aggarwal	David Risher
Jill Beggs	Dave Stephenson
Ariel Cohen	Betsey Stevenson
Logan Green	Janey Whiteside
David Lawee	John Zimmer
Certain Officers and Employees
The following table sets forth the name and principal occupation of the Company’s officers and other employees who are Participants. The principal business address of each such person is c/o Lyft, Inc., 185 Berry St., Suite 400 San Francisco, California 94107.

Name	Principal Occupation
Erin Brewer	Chief Financial Officer
Aurélien Nolf	VP, Head of FP&A and IR
Erin Rheaume	Senior Director, Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants
As of [•], 2025, the number of securities of the Company beneficially owned by directors and executive officers who are Participants is set forth under the title “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement. As of [•] 2025, the number of securities of the Company beneficially owned by the Company’s other employees who are Participants is set forth below.

Name	Company Securities Owned
Aurélien Nolf	21,106
Erin Rheaume	9,240
 Information Regarding Transactions in the Company’s Securities by the Participants
The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under the titles “Directors and Nominees” and “Certain Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.
Company Securities Purchased or Sold [•], 2023, through [•], 2025

Name	Transaction Date	Number of Shares	Transaction Code
Ariel M. Cohen	1/20/2025	904	4
	10/20/2024	867	4
	7/20/2024	983	4
	6/13/2024	17,956	4

	4/20/2024	751	4
	1/20/2024	958	4
	10/20/2023	1,200	4
	7/20/2023	1,062	4
	6/15/2023	24,645	4
	4/20/2023	1,232	4
Aurélien Nolf	3/28/2025	(2,419)	2
	2/27/2025	(2,419)	2
	2/20/2025	(2,245)	5
	2/20/2025	(4,674)	5
	2/5/2025	51,275	3
	1/27/2025	(2,398)	2
	12/27/2024	(2,329)	2
	11/27/2024	(2,329)	2
	11/20/2024	(2,503)	5
	11/20/2024	(4,692)	5
	10/28/2024	(2,356)	2
	9/27/2024	(2,288)	2
	8/27/2024	(2,288)	2
	8/20/2024	(2,546)	8
	8/20/2024	(4,773)	8
	7/29/2024	(7,210)	2
	6/28/2024	(7,000)	2
	5/28/2024	(7,000)	2
	5/20/2024	(2,596)	8
	5/20/2024	(3,872)	8
	5/20/2024	(4,648)	8
	5/20/2024	(8,812)	8
	4/29/2024	(4,559)	2
	4/3/2024	111,524	3
	4/3/2024	59,480	3
	3/28/2024	(4,426)	2
	2/27/2024	(4,426)	2
	2/20/2024	(4,015)	8
	2/20/2024	(9,461)	8
	1/29/2024	(4,629)	2
	12/28/2023	(4,494)	2
	11/28/2023	(4,494)	2
	11/20/2023	(3,803)	8
	11/20/2023	(7,955)	8
	10/27/2023	(4,686)	2
	9/28/2023	(4,549)	2

	8/28/2023	(4,549)	2
	8/20/2023	(3,749)	8
	8/20/2023	(7,842)	8
	7/28/2023	(3,586)	2
	7/24/2023	32,828	3
	6/28/2023	(3,483)	2
	6/3/2023	37,360	3
	5/30/2023	(3,483)	2
	5/20/2023	(827)	8
	5/20/2023	(7,645)	8
Betsey Stevenson	1/20/2025	839	4
	10/20/2024	804	4
	7/20/2024	912	4
	6/13/2024	17,956	4
	4/20/2024	697	4
	11/16/2023	12,500	4
Dave Stephenson	1/20/2025	1,212	4
	10/20/2024	1,162	4
	7/20/2024	1,317	4
	6/13/2024	17,956	4
	4/20/2024	1,006	4
	1/20/2024	1,285	4
	10/20/2023	1,609	4
	8/11/2023	8,826	1
	7/20/2023	1,342	4
	6/15/2023	24,645	4
David Lawee	1/20/2025	1,305	4
	10/20/2024	1,251	4
	7/20/2024	1,418	4
	6/13/2024	17,956	4
	4/20/2024	1,084	4
	1/20/2024	1,383	4
	10/20/2023	1,671	4
	7/20/2023	1,313	4
	6/15/2023	24,645	4
	4/20/2023	1,524	4
David Risher	11/12/2024	13,790	1
	8/9/2024	51,815	1
	4/20/2024	(327,994)	5
	8/11/2023	100,000	1
	5/20/2023	(227)	5
	4/20/2023	1,136	3

Erin Brewer	2/20/2025	44,494	6
	2/20/2025	(44,494)	6
	2/20/2025	(51,920)	5
	2/6/2025	218,480	3
	2/6/2025	168,422	3
	11/20/2024	44,784	6
	11/20/2024	(44,784)	6
	11/20/2024	(51,631)	5
	8/20/2024	(150,352)	6
	8/20/2024	(173,337)	5
	8/20/2024	150,352	6
	6/14/2024	(107,956)	6
	6/14/2024	107,956	6
	5/20/2024	(51,631)	5
	4/3/2024	101,133	3
	4/3/2024	92,937	3
	2/20/2024	(47,852)	5
	12/1/2023	(15,352)	2
	12/1/2023	(7,002)	2
	11/20/2023	(43,964)	5
	7/25/2023	909,091	3
	7/25/2023	1,064,039	3
Erin Rheaume	2/20/2025	(3,574)	5
	2/5/2025	10,532	3
	11/14/2024	25,629	3
Janey Whiteside	1/20/2025	997	4
	10/20/2024	956	4
	7/20/2024	1,084	4
	6/13/2024	17,956	4
	4/20/2024	828	4
	1/20/2024	1,045	4
	7/31/2023	17,047	4
Jill Beggs	2/27/2025	(100)	2
	2/27/2025	(1,472)	2
	2/21/2025	(1,572)	2
	6/13/2024	17,956	4
	12/31/2023	7,227	4
John Patrick Zimmer	2/25/2025	(2,424)	2
	2/20/2025	(6,471)	5
	11/25/2024	(100)	2
	11/25/2024	(2,324)	2
	11/20/2024	(6,397)	5

	9/16/2024	(2,424)	2
	8/20/2024	(7,188)	2
	6/13/2024	17,956	4
	5/29/2024	(3,327)	2
	5/20/2024	(7,923)	2
	3/21/2024	36,000	7
	3/21/2024	(193,200)	2
	3/21/2024	(36,000)	2
	2/29/2024	(3,327)	2
	2/20/2024	(15,724)	2
	12/14/2023	36,000	7
	12/14/2023	(193,200)	2
	12/14/2023	(36,000)	2
	11/29/2023	(3,327)	2
	11/20/2023	(18,255)	2
	9/15/2023	(3,327)	2
	8/21/2023	(20,919)	2
	6/15/2023	24,645	4
	5/20/2023	(22,349)	5
Logan Green	2/27/2025	(1,600)	2
	2/27/2025	(9,811)	2
	2/20/2025	(5,441)	5
	11/27/2024	(10,919)	2
	11/20/2024	(5,379)	5
	8/27/2024	(10,323)	2
	8/20/2024	(6,045)	2
	6/13/2024	17,956	4
	5/29/2024	(10,475)	2
	5/20/2024	(6,664)	2
	2/29/2024	(11,867)	2
	2/20/2024	(13,764)	2
	11/29/2023	(10,132)	2
	11/20/2023	(15,866)	2
	8/30/2023	(7,862)	2
	8/21/2023	(18,157)	2
	6/15/2023	24,645	4
	5/22/2023	(21,013)	2
Prashant Aggarwal	6/13/2024	17,956	4
	8/28/2023	96,900	1
	6/15/2023	24,645	4
____________________________________
1. Open market or private purchase

2. Open market or private sale
3. Grant of RSUs or achievement of performance conditions related to PSUs under the Company’s executive compensation programs
4. Grant of RSUs under the company’s Outside Director Compensation Policy
5. Shares withheld to satisfy tax withholding and remittance obligations in connection with the net settlement of RSUs and PSUs
6. Gift
7. Conversion of Class B common stock
8. Shares sold in the open market to satisfy tax withholding and remittance obligations in connection with the settlement of RSUs and PSUs
Miscellaneous Information Concerning Participants
Except as described in this proxy statement, no Participant or any of their respective associates or affiliates (together, “Participant Affiliates”) is either a party to any transaction or series of transactions since [•], 2024, or has knowledge of any current proposed transaction or series of proposed transactions, (1) to which the Company or any of its subsidiaries was or is to be a participant; (2) in which the amount involved exceeds $120,000; and (3) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this proxy statement, (1) no Participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company, any parent of the Company or any subsidiary of the Company; and (2) no Participant owns any securities of the Company of record but not beneficially.
Except as described in this proxy statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.
Except as described in this proxy statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate, since [•], 2024, with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as described in this proxy statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.
Except as described in this proxy statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PRELIMINARY WHITE PROXY CARD — SUBJECT TO COMPLETION

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

LYFT, INC.
2025 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

W H I T E P R O X Y

The undersigned appoints David Risher, Erin Brewer and Lindsay Llewellyn, or any one of them, as proxies, each with full power of substitution and re-substitution, to represent the undersigned and to vote, as directed on the reverse side of this WHITE proxy card, all of the shares of Class A common stock or Class B common stock of Lyft, Inc. ("Lyft") that the undersigned is entitled to vote at Lyft's 2025 Annual Meeting of Stockholders to be held on [●], 2025, at [●] (Pacific Time) (together with any adjournment, postponement or other delay thereof, the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE FOUR LYFT NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, "AGAINST" PROPOSAL 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF YOU VOTE "FOR" FEWER THAN FOUR NOMINEES IN PROPOSAL 1, YOUR SHARES WILL BE VOTED "FOR" ONLY THOSE NOMINEES THAT YOU HAVE SO MARKED. IF YOU VOTE "FOR" MORE THAN FOUR NOMINEES IN PROPOSAL 1, YOUR VOTE ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED.

IMPORTANT: PLEASE SIGN, DATE AND PROMPTLY RETURN THIS WHITE PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(continued, and to be signed, on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Lyft shares at the Annual Meeting

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone -** Call toll-free from the U.S. or Canada at [●], on a touch-tone telephone. If outside the U.S. or Canada, call [●]. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

2. **Vote by Internet -** Please access [●], and follow the simple instructions provided. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you had executed a WHITE proxy card.

3. **Vote by Mail** – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return this WHITE proxy card in the envelope provided, or mail to: [●].

▼ TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

X Please mark vote as in this sample

1. The election of four Class III directors to serve until Lyft's 2028 annual meeting of stockholders and until their successors are duly elected and qualified. While you may mark instructions with respect to any or all of the nominees, you may mark a vote "FOR" only four nominees in total. You are permitted to vote for fewer than four nominees. If you vote "FOR" fewer than four nominees, your shares will be voted "FOR" only those nominees you have so marked. If you vote "FOR" more than four nominees, your vote on Proposal 1 will be invalid and will not be counted. **If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted "FOR" with respect to all the Lyft nominees.**

Nominees RECOMMENDED by the Board of Directors:

	FOR	WITHHOLD
1a. Sean Aggarwal	☐	☐
1b. Jill Beggs	☐	☐
1c. Ariel Cohen	☐	☐
1d. Betsey Stevenson	☐	☐

Nominees OPPOSED by the Board of Directors:

	FOR	WITHHOLD
1e.	☐	☐
1f.	☐	☐

Date: ____________________, 2025

____
(Signature)

____
(Signature If held jointly)

____
(Title)

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.